UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K/A-1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 25, 2013

Amendment Date: November 22, 2013

HYDROPHI TECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

FLORIDA	000-55050	27-2880472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road Suite C6 Doraville, GA	30340
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (404) 974-9910

Big Clix, Corp.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE FOR AMENDMENT

This amendment to the Current Report on Form 8-K, dated September 25, 2013, is being filed to respond to certain comments of the Staff of the SEC to correct and expand certain disclosure and to update disclosure to reflect the current facts as previously reported.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 1.01 Entry into Material Definitive Agreement.

On September 25, 2013 (“Merger Closing Date”), HydroPhi Technologies Group, Inc. (formerly “Big Clix, Corp.”), a Florida corporation (“HPT Group,” “we” or “company”),  Hydro Phi Technologies, Inc., a Delaware corporation (“Hydro Phi”),  and HPT Acquisition Corp., a Delaware corporation (“HPT”), which was a wholly-owned subsidiary of HPT Group and established solely to implement the merger, consummated an amended Agreement and Plan of Merger.  The merger was achieved by HPT merging with and into Hydro Phi, with Hydro Phi being the surviving company, in an exchange of all the equity securities of the Hydro Phi for common stock of HPT Group. After the merger, Hydro Phi continues to operate as before, but as a wholly-owned subsidiary of HPT Group, which will act as a holding company.

The Agreement and Plan of Merger, as amended, and certain corporate actions took place on July 15, 2013, had been disclosed in the Current Report filed on July 19, 2013 which was amended on August 7, 2013.  The final conditions to closing the transaction under the terms of the Agreement and Plan of Merger were satisfied on September 25, 2013, at which time the closing took place.

At the effective time of the merger, all the outstanding common stock and preferred stock of Hydro Phi was exchanged for 8,7367,126 shares of common stock of HPT Group, representing approximately 85.1% of the issued and outstanding shares of common stock immediately after the merger.

The merger transaction also includes the following material terms and transactions:

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On the Merger Closing Date, Mr. Patrick Yore and one other shareholder returned to the capital of HPT Group a total of 156,300,000 shares of common stock that he held previously on a restricted stock basis, which were cancelled and returned to the status of authorized but unissued shares of the company.

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On the Merger Closing Date, HPT Group discharged by payment all its then outstanding indebtedness to vendors and service providers or otherwise provided for their payment.

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On the Merger Closing Date, Mr. Patrick Yore appointed Mr. Roger M. Slotkin as the sole director of HPT Group, and Mr. Yore resigned as a director and an officer of HPT Group. The new board then appointed Mr. Slotkin as the Chief Executive Officer of HPT Group and the board of Hydro Phi appointed or confirmed Messrs. Slotkin, Meyer, Goldman and Smith, as the Chief Executive Officer, Chief Operating Officer, Chief Technology Officer and Senior Vice President – Sales Marketing Distribution, respectively, of Hydro Phi. The directors of Hydro Phi continued in their positions after the Merger Closing Date.

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In connection with the Merger, HPT Group assumed all the outstanding warrants of Hydro Phi, held by current and former officers, which after assumption permit the holders to purchase up to 3,573,336 shares of common stock of HPT Group, at an adjusted purchase price of $0.60, for three years, until July 2016. These securities were issued on a private placement basis, to accredited investors under Section 4(2) of the Act.

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As consideration for services by Crescendo Communications, LLC, for board advisory services, structuring the recapitalization of Hydro Phi and the merger, Hydro Phi investor relations and company communications and other advisory services starting in August 1, 2012 and to continue to August 1, 2014, Hydro Phi paid $25,000 in advisory fees and the HPT Group issued a warrant to purchase 440,000 shares of common stock, which has a per share exercise price of $0.10, exercisable for two years. The warrant and the underlying shares do not have any registration rights, and the warrant is exercisable for cash or on a cashless basis. These securities were issued on a private placement basis, to an accredited investor under Section 4(2) of the Act.

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The common stock issued in the merger transaction to the securities holders of Hydro Phi are restricted securities, and do not carry any registration rights.  Therefore, they are subject to the restrictions on public sales pursuant to Rule 144 applicable to restricted securities issued by a shell company.  These securities were issued under Section 4(2) of the Act.

After all the stock issuance and capital contribution transactions noted above, taking into account the shares that were issued and outstanding at the time of the merger, there were a total of 102,665,126 shares of common stock of HPT Group issued and outstanding and 4,013,336 shares of common stock reserved for issuance under outstanding warrants issued and assumed by HPT Group.

A copy of the form of Plan and Agreement of Merger, as amended, is filed as an exhibit to this current report.

The acquisition will be reported and accounted for as a reverse merger in accordance with Rule 3-05 of Regulation S-X and ASC 805 implemented by a share exchange, whereby Hydro Phi is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amounts in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the exchange ratio established in the merger transaction, except otherwise noted.

As a result of the reverse merger, HPT Group will adopt the fiscal year of Hydro Phi.

Item 2.01   Completion of Acquisition or Disposition of Assets

On September 25, 2013, we completed the merger transaction by which the HPT Group, formerly Big Clix Corp. , acquired the operations of Hydro Phi, as a wholly owned subsidiary.  See Item 1.01 for a description of the merger and related transactions.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on September 25, 2013, we acquired by means of a merger and exchange of securities the operating company Hydro Phi, which became a wholly owned subsidiary of HPT Group.  HPT Group is referred to as “we,” “our” or the “company,” which is intended to include Hydro Phi on a fully consolidated basis, except in those circumstances where the context and reference to “HPT Group” is intended to relate to just the parent company and “Hydro Phi” is intended to relate to just the operating subsidiary.

HPT Group was a shell company immediately before the merger transaction, which completed transaction requires HPT Group to disclose the information that would be required if HPT Group were filing a general form for registration of securities on Form 10. Accordingly, we are providing the information that would be included in a Form 10 if we were to file a Form 10.

Incorporation and History of HPT Group

HPT Group was incorporated in Florida on June 18, 2010, under the name “Big Clix Corp.” On October 2, 2013, the corporate name was changed to “HydroPhi Technologies Group, Inc.”  The initial corporate purpose was to develop software and systems to create, target, deliver and measure the effectiveness of dynamic mobile advertising across an entire campaign lifecycle.  There was insufficient funding for the intended business and operated as a non-active, shell company (as the term “shell company” is defined by the SEC) and filed its reports with the SEC as a shell company until the filing of this Current Report on Form 8-K.  After the date hereof, the annual and quarterly reports will be filed as an operating company.

The common stock of HPT Group trades in the over the counter market, under the symbol “BCLX” until October 2, 2013 and thereafter under the symbol “HPTG,” and its price and volume are reported by the OTC Markets.  Historically, however, the frequency of trades and the volume of trading has been low, and there can be no assurance that an active or sustained public market for our shares will develop.

The business office was located at 12D School Street, Fairfax, CA 94930, until the Merger Closing Date when it was changed to 3404 Oakcliff Road, Suite C6, Doraville, GA 30340.  The current telephone number is (404) 974-9910.

Our website is located at http: //www.HydroPhi.com. Information contained on our official website or any other personal, viral, social network informational websites or software applications, do not constitute part of this report.

HPT Group is authorized to issue 300,000,000 shares of common stock.  It issued a total of 156,000,000 (split adjusted) shares of common stock on June 18, 2010, for aggregate proceeds of $9,000, to the then sole officer and director, as restricted securities under the Securities Act, all of which were returned to the capital of the corporation as part of the merger transaction and cancelled on the Merger Closing Date. On January 31, 2011, HPT Group sold 15,600,000 (split adjusted) shares of common stock, for aggregate proceeds of $12,000, to 24 shareholders pursuant to a Registration Statement filed with the SEC (File No.333-168403), which was declared effective on December 7, 2010.  Except for 300,000 of these shares where were contributed to the capital of HPT Group in connection with the merger transaction, all of these shares continue to be outstanding.  HPT Group split its common stock shares on January 10, 2012, at the rate of 13 for each outstanding share.

There were 87,365,126 shares issued in the transaction to acquire Hydro Phi, which was completed on September 25, 2013.  As a result of the merger transaction and the contribution to capital, there were a total of 102,665,126 shares issued and outstanding after all the foregoing transactions.  Additionally, there were issued warrants to purchase 440,000 shares of common stock, and there were assumed warrants previously issued by Hydro Phi to purchase 3,573,336 shares of common stock of HPT Group.

HPT Group requires additional financing to be able to continue to operate and pursue its business development, marketing and product manufacturing and distribution.  It has no current agreements for additional financing at this time, and if it is offered financing opportunities, they may be on terms that are not acceptable to management. Without sufficient funding and working capital, the company may have to severely curtail its operations or cease operations altogether.  The company is seeking ways to control costs, which may hinder the development and implementation of its business plan.  As a result of not having sufficient working capital and financial resources, the independent reviewing auditor of the company has indicated that its report is issued on a going concern basis.

Hydro Phi Overview

Hydro Phi was founded in 2008, but its origins are rooted in the preceding decade during which its founding team sought to develop new clean energy technologies. Through its Hydro Phi subsidiary, the company makes and sells a system using water-based clean energy technologies that is engineered and functionally designed to provide fuel savings and reduced greenhouse gas emissions for the internal combustion engine.  The primary market for the Hydro Phi products initially will be the transportation industry, with a primary focus on the trucking/logistics and buses and a secondary focus on heavy equipment, marine and agriculture segments, where rising fuel costs and emission regulations are driving the development of new technologies to control operating expenses. Transportation logistics are those companies providing long and short haul trucking of goods, usually employing diesel engine trucks, and often additional services such as warehousing, freight forwarding, and multimodal transporting. We believe that our proprietary HydroPlant ™ technology will have additional applications in the future, such as in off-grid power generation, where there is reliance on diesel and similar types of internal combustion engines for the generation of electricity.

HydroPlant ™ is a technology initially developed by the company to help meet the needs of the aforementioned market segments within the transportation industry.  Generally, and in particular in the non-OECD countries, the transportation industry is largely reliant on the diesel engine, many of which are earlier generation designs and long used, and therefore, they tend to be inefficient in their fuel consumption and relatively more polluting than more modern engines.  Notwithstanding that, we believe even the modern engine used in the transportation industry could benefit from our technology to achieve better fuel consumption rates and reduction in greenhouse gas emissions.

We believe that Hydro Phi has developed efficient and unique methods to generate hydrogen and oxygen using water as the raw material.  The basis of the HydroPlant ™ system is a Hydrolyzer ™ unit that splits water molecules into ionized hydrogen and oxygen gases and their radicals. The hydrogen and oxygen gases, once introduced into the engine’s combustion chambers, acts as a fuel additive to help enhance engine performance because the gases cause the existing fuel source to burn more completely and cleanly.  The increased performance use of the primary fuel has the benefit of reducing the operating expense because more energy is derived from the fuel and of reducing carbon emissions thereby helping to reduce greenhouse gases introduced into the atmosphere as well as meeting emission standards where applicable.

The entire HydroPlant ™ operation is performed “on-demand ” and “on-board ” a vehicle or any other application, providing a clean “power-on-demand ” alternative.  What we mean is that by these terms is that the Hydrolyzer ™ unit within the HydroPlant™  is attached to the engine and produces the hydrogen and oxygen gases as they are needed by the engine.  Our unit eliminates the requirement for the vehicle or unit to carry high pressure hydrogen gas or liquid gas storage cylinders to supply the same gases as alternative might have to do, which in the case of transportation vehicles such storage cylinders can be very dangerous in the event of an accident. Especially beneficial in the transportation market, the need for supporting charging stations and distribution infrastructure also is eliminated because the HydroPlant™ is attached to the engine of the vehicle. We believe that this approach helps make HydroPlant ™ a practical, safe and affordable solution. The company believes that its system, and the related retrofitting and system-engineering, overall improves combustion and engine performance.  This has been verified in our internal laboratory testing and in  limited on road testing under various operating conditions by the company.  The company is currently working with a potential customer that is testing the HydroPlant™ in road situations in Mexico, which if successful, we believe, will further determine the efficacy of our system if successful.

The production of hydrogen using the HydroPlant™ is intended to be used as an additive within the combustion process of petroleum-based fuels. We believe that the HydroPlant™ provides an efficient method to produce hydrogen and oxygen and to manage the introduction of these gases into the engine fuel system. We also believe that the HydroPlant™ process does not adversely affect the rated horsepower of the engine with which it is used and, actually, provides a net gain in fuel efficiency resulting in the principal benefits of reduced operating expense and the reduction of carbon emissions.

On a small scale basis, in the past, to verify during the development stage, the efficacy of the HydroPlant,™ the company designed and engineered HydroPlant™ installations in several different areas of use, for specific types of vehicles, including:

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Class 7 and 8 diesel trucks (heavy duty trucks with a cargo load capacity in excess of 25,000 lbs.),

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agricultural tractors,

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D-5 bulldozers (heavy duty, track-type bulldozers, and

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houseboats.

The initial limited, testing provided internal data that indicated the system improved fuel use. However, since those tests, the company engineered improvements to the system, which are now incorporated in the current iteration of the system.  Currently, the company is working with potential customers in Mexico, one of which has begun conducting its initial testing of the system in actual use and road conditions, to determine whether or not to proceed with retrofitting a larger portion if its fleet of their class 7 and 8 trucks.

As the company increases the marketing of its system, which currently is primarily to the  Class 7 and 8 diesel truck users and bus companies, it will seek initially to establish a presence in the logistics and transportation markets, both domestically and in selected foreign markets, such as in Central America, Mexico and the Caribbean.  Thereafter, it will consider additional vehicle and engine classifications and additional international markets.

The Environmental Benefit Proposition

Our system is based on the deployment of water as a source of energy.  We believe that our research into the use of water as a fuel additive for the internal combustion engine has shown it can effectively and economically reduce their use of gasoline and diesel fuels. Water is abundantly available and, significantly, is free of any carbon – it is inorganic.  Because it is inorganic, it does not release carbon monoxides or carbon dioxides into the environment when its component element, hydrogen, is burned, unlike carbon-based fossil fuels. And water is plentiful. A water molecule contains 2.7 times the energy of a molecule of gasoline and, if utilized properly, can provide enormous fuel savings. We believe that we have developed a practical method to economically generate sufficient quantities of hydrogen and oxygen gases from water to enable carbon-free energy creation. We believe that the hydrogen released from the water molecule and then used with fossil fuels could change the energy supply equation.

A blend of inorganic energy unleashed from an abundant resource like water, when used with traditional fossil fuels, could create major consumption shifts in a controlled, practical way without supplanting the existing energy supply infrastructure.

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Not everything that is renewable is sustainable. For example, biofuels are renewable, but they cannot meet the planet’s growing demands due to high energy input and lower output.

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Not everything that is sustainable is available. For example, solar and wind power, even though sustainable, are heavily subsidized and still require a lot of technology to store during the night or have geographic delivery constraints to the grid.

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Not everything that is available is affordable. For example, fuel cells based on silicon (made from sand which is plentiful) are very expensive because of the energy-intensive processes of converting sand into useable silicon wafers. HydroPlant™ is not a silicon-based fuel cell technology.

It is commonly acknowledged that there is a growing global demand for energy as economies flourish and more consumer demand is created for digital devices, appliances, lighting, refrigeration and motorized transportation. In the burgeoning demand for power across the world, it is not feasible or timely to continue to build the centralized power plants and distribution infrastructure that was constructed across North America and Europe over the last many decades. Alternative sources of energy must be developed to meet the continuing demand for energy. We believe that HydroPlant ™ will contribute in some way to add a new component to the mix of alternative energy sources and to promote increase efficiency in the use of current petroleum and carbon based energy.  We believe that the HydroPlant™  is a sustainable and renewable technology engineered to address certain issues of the internal combustion engine as used in the transportation and portable power.

Hydro Phi Technology

Hydro Phi technology is water-based to provide a clean energy solution as a fuel additive for use in connection with internal combustion engines, whether stationary (such as generators) or in mobile situations (such as in transportation, marine and agricultural trucks and equipment). Our technology was developed using the combined interdisciplinary knowledge of: electrochemistry (a branch of chemistry that studies chemical reactions which take place in a solution at the interface of an electron conductor); electronics; nano thick-material coatings and fuel combustion dynamics, and combustion engine system engineers. Our system uses small amounts of energy to split water molecules into their component elements, which then produces a mixture of hydrogen gas and oxygen gas that are then introduced into an engine to be used as a fuel additive to provide fuel savings and reduced greenhouse gases.

The HydroPlant ™ process essentially involves PEM-based (proton membrane exchange) electrolysis, gas vapor management, and system electronics and integration to deliver a reliable supply of fuel additive to the engine regardless of the rigors of the engine location environment – such as in a truck, bus, boat, or movable electricity generator.  The value of our intellectual property resides in the management of the gas delivery into the engine; the matching of that gas delivery to the needs of the engine, and the near-real time ability to modify the hydrogen and oxygen gases mix to be delivered based upon real-time and accrued statistical and analytical information about the engine requirements at a point in time.  One of the values of the system is its extremely high-reliability to operate in the rugged environment of the on-road and other harsh, unprotected situations, where the vibrations, outside conditions and different engine revolutions per minute place tremendous demand on individual components, control electronics and system performance.  While the technology during our early development phase relied on older-style chemical electrolysis, we have since moved to a HydroPlant ™ design that no longer requires any harsh chemicals; only pure, distilled water.  This avoids the handling dangers that accompany older-style chemical electrolysis units as well as the potential in those units for contamination from hexavalent chromium.  Our PEM-based approach avoids these hazards altogether.  The other advantage of our PEM design is that the hydrogen and oxygen gases are physically separated upon splitting the water molecule, unlike traditional mixed-gas electrolyzes.  The gases are separately conveyed to the air intake of the engine, and are only combined at that point, rendering the system safe from explosion hazard.  The robust and rugged control system monitors all internal functions and sensors.  Should any parameter falls outside the expected pre-defined range, the unit fails-safe, by failing-OFF, so that the vehicle proceeds with simply a ‘normal’ rather than a reduced fuel consumption profile.

Business Development and Marketing

At this stage of the development of the company, business development is inextricably linked to marketing and customer development and production.  The company has progressed in its business plan to one that is a more comprehensive growth strategy, which encompasses many facets its business, including customer acquisition and retention, developing selective partnerships, selective licensing, selective geographic hubs, continued research and development and technology enhancement, intellectual property protection and distributor development. Implementation of all of the parts of the plan, however, will be limited to some degree by the financial resources of the company, and the company will follow this plan, to the extent it has funds, first with a focus on customer acquisition and retention, strategic alliances and necessary research and development on the current unit as well as for following generation products, so as to maximize the resources it has to launch the HydroPlant™ technology into the market place.

We believe that there are many applications for the HydroPlant™ technology to all kinds of internal combustion engines, but at this stage of our business development, we believe that a focus on the logistics and bus segments of the transportation industry will be the most productive in establishing acceptance of our technology and products.  As we are able to establish our brand and gain acceptance within these markets, and depending on our financial resources, we will expand into additional market segments, which most likely will be the, lighter truck classifications, marine and agriculture segments and, in the farther future, the stationary power generation equipment segment.

The principal reason we can consider so many different potential uses is that we believe the HydroPlant™ technology can be modified for the different sizes of engines in different use situations.  We believe that because the basic concepts of our technology is within our experience, to address different market segments will primarily require only engineering solutions to scale the system appropriately to the size and type of the engine rather than having to conduct full scale research and development of new technologies. We believe that the fundamental technology of the HydroPlant™  can be readily scaled, because the basic technology and design of internal combustion engines does not differ greatly from size to size or use to use. However, until we attempt to address a particular use and market segment, we will not be able to know for certain that the HydroPlant™ technology can be modified, or if it can be so modified, that we will be able to achieve a properly designed system for a particular purpose without significant commitment of research, development and testing activity and funding.

Of the potential future markets, we believe that the stationary internal combustion engine could ultimately be in the future one of the most important markets for us.  By this we mean the market that encompasses the diesel engine electric generator.  These engines are widely used around the world in all manner of situations in both advance and developing economies.  Although these generators are widespread, generally their fuel consumption is relatively inefficient, in part because the design of the internal combustion engine that they use has not advanced as much as other engine designs for other uses, such as in the automotive context.  Therefore, we believe that there is a significant opportunity to promote the HydroPlant™ technology for use in these types of engines. Such promotion would be, not only to the end user, but to the manufacturers of such products. For the latter, we would try to seek OEM (original equipment manufacturer) arrangements. There is no assurance that such OEM arrangements will ever be developed in the future.

Recently, the company has entered into an arrangement with a potential Mexican customer that is conducting initial road testing of the system in real-traffic, city conditions.  The system has been installed in several vehicles which are operating in traffic under normal, daily conditions.  We anticipate that if the testing is concluded satisfactorily, the system will be shown as effective in fuel use efficiency and reduced polluting, and we will supply additional systems to this user, under terms to be negotiated. With a Mexican transportation logistics company we are pursuing the marketing and distribution of our system for use in Class 7 and 8 trucks under an agreement covering Mexico and potentially other Spanish speaking regions, with certain restrictions on territory and customers.

As we progress in our marketing strategy, the use of distributors and dealers will be an important addition to the overall marketing effort and product penetration.  We will try to use distributors and dealers to expand our penetration of the Class 7 and 8 logistics vehicles and buses, but also to use them to address the other potential uses for the system, such as Class 5 and 6 vehicles (medium load trucks and delivery vehicles), marine and agricultural engines and stationary power units. We will attempt to use distributors and dealers with their own or local manufacturing capacities, so as to facilitate delivery of the system to users.  We believe that to best approach and sign a distributor or dealer, we will have to be able to demonstrate the system in the particular market in which they operate.  As we believe the HydroPlant™ technology can be modified and scaled to different internal combustion engines and uses, we believe that preparing a prototype to demonstrate the system will be beneficial. A prototype will also be available to local manufacturers so as to assess whether or not they can produce the system. We believe that making a prototype will not require a substantial amount of time or effort, and would be able to be done by our internal engineering staff.  The use of a prototype is a system build on a sample basis to test our concept or process or to act as a thing to be replicated or learned from. Any prototype will be made on a custom basis, for a specific use. The work would include fashioning or obtaining different sized components and adjusting the gas vapor management ratios and system electronics and integration so as to be able to deliver a reliable supply of fuel additive to the specific type of engine.

Our presentation package for distributors and dealers, we believe, also generally will include manufacturing projections to indicate our ability to supply systems and a relevant working prototype. If the product is not ready for production based on previous product retrofits, we will include an outline of additional development tasks and expenses, as well as an estimate of the time required until production and delivery may take place. The development and manufacturing projections will include a review of production materials and processes, and an estimation of direct materials, components and labor costs, along with economies of scale. A complete presentation of the working prototype will project Hydro Phi visually into the market place, and reduce uncertainty for the prospective buyers from our distributors.

Customer Concentration

In the fiscal year ended March 31, 2013, the company had one customer representing approximately 86% of our consolidated gross revenues. The concentration of this one customer is not expected to be typical because the sales transactions for this customer were in the period of initial sales. These sales were made on a purchase order basis.

Since the end of the fiscal year and completion of the merger transaction, the company has entered into an arrangement with a Mexican transportation company to conduct a general test of our system in real-traffic conditions. We only have made limited unit sales of our system to this company for testing to determine if the customer will introduce our system into their fleet of vehicles. We believe that if the testing is successfully concluded, that this customer will expand the use of the system to the balance of its fleet of vehicles, and the testing will facilitate marketing to other transportation companies in Mexico.  We cannot yet predict when the customer will complete its testing and when, if any, orders for systems will be placed with the company.

We have entered into a master distribution and marketing agreement with Energia Vehicular Limpia S.A. de C.V, a Mexican transportation logistics company to launch marketing, sales and installation of our system in Class 7 and 8 trucks in the defined territories. The master distribution and marketing agreement, is for three years, and may be extended for two additional years unless previously terminated by its terms or by the parties upon mutual agreement. To date, no sales have been made in connection with this agreement. The agreement provides for an initial territory comprising Mexico, subject to certain excluded classes of customers, and the grant of a right of first refusal until March 2015 to the Spanish speaking regions of Spain, Central America and South America (excluding Brazil). The distributor will buy the systems at a wholesale price and will sell the systems at an agreed upon list price, which may be changed by the company upon 30 days’ notice, but if the change is greater than 10%, then the new pricing must be mutually agreed upon. The distributor has certain minimum purchase requirements of systems in defined periods, running from 150 systems in the first period to 1000 systems in the third period, and the distributor has to provide installation and maintenance support services to their customers. The distributor is solely responsible for its marketing expenses, and will also pay an advertising fee of 2% to the company. The distributor is obliged to use its best effort to promote and sell the systems. Actual sales will be by purchase orders, complying with the general terms of the distribution agreement, and only binding on the company upon their acceptance. Pricing terms are in United States dollars and the contract is made under Delaware law with arbitration in Georgia. The agreement may be terminated for default of a material term, which would include the sales objectives and other performance requirements of the distributor, change in control, bankruptcy and criminal violation of applicable laws of or by the contracting party.  The intellectual property rights of and related to the system will in all instances belong to the company, and the distributor is restricted from modifying, creating derivative works and copying the system and taking any ownership rights therein.  The company only gives a standard product warranty to the end user for a one year period, which will include the warranty of the system being free of defects in workmanship and parts.

Although we believe these situations will expand into full scale sales and installations, to date there have been no sales other than in respect of the systems for testing; therefore there is no assurance that the company will place systems with and generate sales revenues from one or both of these potential customers or under the distribution agreement.

Seasonality

We do not expect to experience any seasonality trends in our operations.

Manufacturing and Supplies

The company has limited manufacturing capacity in its facilities in Doraville, Georgia.  To date, a large part of the systems produced have been manufactured at this facility.  The company also has an outsource relationship with a European based manufacturer which has reviewed the assembly and manufacturing protocols that is CE compliant, ISO certified and trained in the assembly of the HydroPlant ™ unit, which we believe could fully assume the manufacturing process of the system with little delay. There is no formal written agreement with this supplier, as our needs to date from this supplier have been fulfilled on a purchase order basis. As sales increase, we anticipate that we will outsource more of our product manufacturing requirements, either on a contract basis or through joint venture partners and licensees that have manufacturing capacity themselves.  Generally, it is intended that manufacturing will be located in those regions where there is logistical practicality or need to meet the demands of a particular distributor or group of distributors, timeliness, shipping economies, and manufacturing costs.

As the company expands its marketing efforts, it will have a preference for partnering with distributors with local manufacturing ability or connections.  This will help minimize intellectual property erosion in the global markets and will foster better management of the supply chain and associated costs where there is shared ownership and an alignment of interest.  The company also expects to patent its technology and know-how on a global basis so as to protect and reduce erosion of its intellectual property and technical leadership.

We believe that there are a number of manufacturers globally that are capable of providing and assembling the parts for the Hydro Phi products, at a high quality level and efficient rate of production for prices that will work within the projected pricing of our systems.  While we believe there are many manufactures that can meet our requirements, our plan is to only work with only one or two at a time in a particular region.

Certain of the components in the HydroPlant ™ unit are generally available stock items, which will be supplied by contract suppliers to our specifications while other components will be provided by generic manufacturers.  We believe there are adequate providers in both categories of suppliers.

Competition

Our market and technical research shows that currently we believe there is no directly competing company that offers integrated water-based clean energy products and retrofitting for use with the internal combustion engine. However, there are some companies that have or may be broadly working in this area of hydrogen based technologies.  Some of these companies, and others yet to be identified, may be able to develop alternate technologies that will compete with or supplant our HydroPlant™ product, which may be at a more effective cost to the end user. The general business of energy use improvement attracts many potential entrants, and in the future there may be strong competitors or competitors that will compete with us in the future, in general or in selected markets.  These and other companies may be better financed and be able to develop their markets more quickly and penetrate those market more effectively.

List of possible competitors:

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NRG-Logistics

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Eco-Tech

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Hy-Drive

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Advanced Hydrogen Systems

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Advanced Combustion Technologies

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Hydrogen Pro

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HyPower Fuel

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Hybrid Tech Energy

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Energy Technologies CZ

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Dynamic Fuel Systems

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HHO Kits Direct

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Hydrogen Garage

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ITM (U.K.)

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Acta S.p.A.

As discussed above, we anticipate that we will compete on the basis of our technology, product evolution through a continuing research and development program, and the benefits that our products will bring to our customers in controlling their energy expenses and meeting environmental emission standards.  We believe that, if properly funded, we have an advance position on many of our potential competitors.  We also believe that we have begun to establish a reputation for our technology within our selected initial markets, which can be enhanced over time as we gain customer acceptance.  As we improve our customer base, we believe we will develop brand awareness and obtain data from our product users that will provide validation for the use of our products.

Our competitive position may be seriously damaged if we cannot maintain and obtain patent protection for important differentiating aspects of our products or otherwise protect our intellectual property rights in our technology. We rely on a combination of contracts, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop similar technology and the agreements we enter into to protect our proprietary rights may not be enforceable.

Intellectual Property

We have filed a provisional application with the United States Patent and Trademark Office for an apparatus and control unit for the regulation and method of disbursing hydrogen and oxygen, which has been assigned an application number #61659606.  We believe that this patent will be fully prosecuted during 2014, but no assurance can be given that we will be awarded the patent either in this time frame or at all. In the future, we plan on filing additional applications for other aspects of our technology.

In addition to the patent protection that we seek, we also rely on the confidentiality of our operations, proprietary know-how and business secrets. Although we do not have formal agreements with our employees at this time, we plan on implementing a program whereby employees will enter into formal agreements with respect to our intellectual property, we do consider our employees’ work to be proprietary and owned by the company .. Where necessary, we will take steps to protect our intellectual property interests under the laws of the United States and the jurisdictions in which we intend to operate. There can be no assurance that we will be able to enforce our rights if they are improperly taken by our employees or adopted by our competitors outside of sanctioned use and royalty agreements with the company ..

The company has several trademarks in use at this time. However, as the business develops, we plan to develop more specific trademarks for our products and seek registration of those marks with government authorities for their protection. The current company trademarks include “HydroPlant” and “The New H in Hybrid.”

Our success and competitive position, in part, will depend on our ability to obtain and enforce intellectual property protection of our technology our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position could be significantly harmed. A competitor may independently develop or patent technologies that are substantially equivalent or superior to our technology.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection, or may be too costly to enforce protection. In some countries outside of the United States where our products may be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in these countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

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cease selling, incorporating or using products that incorporate the challenged intellectual property;

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obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

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redesign products that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Research and Development

We believe that innovation is one of the keys to our competitiveness and will be necessary for future sustained growth. To the extent it is able, given the limited financial resources at our disposal, the company is investing in core technical competencies and equipment to be able to do more product development. Furthermore, we will file to protect our intellectual property globally in relevant countries and appropriate market segments. We augment our internal research and development through development conducted by businesses that are owned by our founders or some of our investors and collaborative efforts involving both local and distant world-class research institutions. Hydro Phi submitted a joint proposal to the U.S. Department of Energy (DOE) with Clemson University’s iCAR, a leading automotive research and development center in next generation auto technologies, especially for vehicle testing and development. Hydro Phi was selected by Georgia Tech to participate in a program to demonstrate energy-saving concepts in forward-operating bases for the Department of Defense.  An additional Hydro Phi proposal with the objective of collaborating with Nanyang Technological University, Singapore, is under consideration, which will be in conjunction with the Economic Development Board, Singapore.  There is no assurance that these proposals will be accepted by the entities or that even if accepted that any unique results or funding will be forthcoming.

The company historically has invested in engineering, research and development, plant and equipment, global intellectual property protection and building the developmental team in various core competencies. The company has used considerable financial resources for research, technology development and patent protection and expects to continue to spend substantial financial and other resources to develop product enhancements, to strengthen in-house research and development, to enrich current and develop new intellectual property, and to introduce new versions of current products and new products.  In the fiscal years ending March 31, 2013 and 2012, the company spent approximately $470,000 and $460,000, respectively on research and development.

Employees

At the time of this amended report, the company had a total of ten full-time employees, of which three were in senior executive positions, three were in engineering, research and development, one was in marketing and sales and three in administration and finance.  None of the employees are covered by any collective bargaining agreement, and we believe it has good employee relations. In the future, the company expects to expand its management employees for financial compliance, and marketing.  Our future success will depend in part on our ability to continue to attract, retain and motivate highly qualified technical and management personnel.

Property

The company leases approximately 8,500 square feet for its executive offices and operational facilities on a commercial lease in Doraville, Georgia, which expires December 31, 2013.  The annual lease payments aggregate approximately $50,000.  The company believes that the rates it is paying under its property lease are competitive in the Atlanta real estate market, and it would be able to find comparable lease properties in the event it changed locations.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge after we electronically file or furnish it to the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically. We assume no obligation to update or revise forward looking statements in this Current Report on Form 8-K, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

RISK FACTORS

Because we are an early growth company, we face many obstacles as a new venture, and therefore we may never be able to fully execute our business plan in respect of the Hydro Phi technologies.   We were incorporated in 2008.  To date, we have focused on research and development and initial marketing efforts, achieving revenues of $194,473 for the fiscal year ended March 31, 2012 and $53,700 for the fiscal year ended March 31, 2013. The reduction in revenues were because we had to re-evaluate and improve our product, and while this was taking place, our sales were slowed until we had modified product. We continue to have limited revenues.  We will not be able to sustain our current operations or implement any substantive business expansion on these limited revenues. If we are not able to increase our revenues, obtain additional working capital as needed from time to time, and achieve market acceptance for our Hydro Phi technology and establish sales, we will have to reduce or curtail our business operations. In such case, investors will lose all or a portion of their investment.

Because our business and marketing plans may be unsuccessful, we may not be able to continue operations as a going concern.   Our ability to continue as a going concern is dependent upon our generating cash flow from sales that are sufficient to fund operations or finding adequate financing to support our operations. To date, we have had limited revenues and relied on equity financing and loans from our shareholders and related parties, which we do not expect to provide any further financing.  Our business and marketing plans may not be successful in achieving a sustainable business and revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan.  If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations.  In such case, investors will lose all or a portion of their investment.

We have had operating losses since inception, and we currently are not profitable; and we may never achieve profitability.  For the fiscal year ended March 31, 2012, we had a loss of $3,887,357 and an accumulated deficit of $13,221,160.  For the fiscal year ended March 31, 2013, we had a net loss of $2,983,958 and an accumulated deficit of $16,205,118.  We had additional losses for the first quarter ended June 30, 2013, and have an accumulated deficit of $16,876,590 as of June 30, 2013. We have had and we expect to continue to have losses in the near term and will rely on capital funding to support our operations. To date, such capital funding has been limited in amount.  Because we are at the earliest stages of market acceptance of our products, we do not expect that they will generate revenues sufficient to cover the costs of our operations in the nearer and medium term.  We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We have a limited operating history, which makes it difficult to forecast whether or not our business will be successful.  Our Hydro Phi subsidiary was incorporated on April 21, 2008, with a primary focus on researching and developing and licensing our technologies. In September 2009, Hydro Phi added a new management team. Throughout 2010, the new management team realigned the company’s product development strategy and hired new talent. During this period, we relocated our business from Maine to Georgia. We did not have a redesigned, commercially viable product until February 2013, and since then we have continues to make modifications and improvements.  Accordingly, we have only a limited operating history and marketing of our product, which makes it difficult to forecast our future operating results. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development and product introduction, particularly companies engaged in new and rapidly evolving technology and markets such as that of “clean energy.” There can be no assurance that we will be successful in addressing these risks and keeping pace with developments, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our operating results may be volatile, and therefore our future prospects may be difficult for investors and analysis to assess.  Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the emerging nature of the markets in which we sell our products and our limited operating history, we believe it will be difficult to accurately forecast our revenues and operating results. Factors that may slow or harm our business or cause our operating results to fluctuate include the following:

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The market acceptance of, and demand for, our products;

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Our inability to attract new customers or maintain existing customer satisfaction at a reasonable cost;

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The revenue based on our technology;

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Changes in alternative technologies, industry standards and customer or end user preferences;

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The length of our sales cycle;

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Our inability to attract and retain key personnel, including hands-on engineering product developers and logistics and supply chain experts;

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A gain or loss of significant customers or their confidence in our products;

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Product design, manufacturing and operational defects and other quality problems;

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Economic conditions affecting our potential customers;

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The number, timing and significance of product enhancements and new product introductions by competitors;

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Our failure to increase sales and or penetrate new markets; and

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Governmental regulation surrounding clean energy and environmental policies.

Any change in one or more of these factors, as well as others, could cause our annual or quarterly operating results to fluctuate. Any change in one or more of these factors could reduce our gross margins in future periods.

We face significant competition from other technology companies. The market for clean energy technologies and their applications is highly competitive, and there are a variety of potential technologies for the same purpose as our, from companies around the world. Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources than we do. As a result, they may be able to respond more rapidly than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, the market for our type of technology is in its very early stages. We expect competition to intensify as current competitors develop and expand their product offerings and new competitors enter the market. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. In addition, our customers and strategic partners may become competitors in the future. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well established relationships with our potential customers. As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which could adversely affect our revenues and operating results.

Our future success depends upon customers accepting and supporting new clean energy solutions, and their ability to fund their operations. To date, because our system is a new product, we have had a limited acceptance of the Hydro Phi technology.  Our initial product placement has been mostly in the transportation industry, and to date has been on a very limited basis. Many of our customers themselves are early stage and growth companies with limited operating histories and limited resources. As a result, they may be required to raise funds through public or private financings, strategic relationships or other arrangements to be able to sustain their operations and be in a position to use the Hydro Phi technology. Therefore, we may have difficulty in establishing a market for the Hydro Phi technology and our products, and to the extent we do achieve market acceptance and sales, we may experience a delay in being paid for our products or may not be paid at all.

Our customer base is limited, and it may be geographically spread around the world; our initial success depends in part on our ability to not only retain existing customers but also implement our technologies in many different regions.  For the fiscal year ended March 31, 2013, one of our early customers accounted for 86% of our consolidated revenues. We currently have only a few customers, and they have only purchased systems on a limited basis. Customers will be located in a number of disparate geographic regions.  This geographic distribution will make the marketing and product development and sales implementation more difficult, with added costs, with the result that our expenses per customer will be greater than otherwise expected when we have a more robust customer base.  Until we achieve economies of scale in terms of volume and location, we expect that our cost of operations will be greater than if we concentrated on a limited or defined market area.

Various field trials for our products are in progress. Field trials can take more actual time than expected due to various operational and fleet availability issues to gather data and fix operational issues to incrementally keep improving the performance. In addition, field trials typically are on older engines, which require cleaning or conditioning before the full fuel saving benefits can be seen, thus increasing the standard testing cycle time. If one or more of our major customers were to substantially delay, reduce or stop their use of our products, our business, operating results and financial condition would be harmed. We do not have long-term contractual commitments from any of our current customers. As a result, we cannot provide assurance that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.

Although we have a marketing and distribution agreement for Mexico, there is no assurance that this arrangement will generate any sales.

We recently concluded a marketing and distribution agreement with a company in Mexico. Although there are minimum sales objectives, there have been no sales under this agreement to date, and there is no assurance that there will be any sales under the agreement. Additionally, because the sales are to be by purchase orders from time to time, there is no assurance of when, if any, orders will be placed. In the event that the sales objectives specified in the agreement are not met, our remedy is to terminate the arrangement.

The brand Hydro Phi and its related trademarks will be an important part of our sales effort. We believe that establishing and maintaining the Hydro Phi brand name and related trade and service marks will be important to our success and facilitate our sales. The importance of brand recognition may increase as a result of established and new competitors offering technologies and products similar to ours. To the extent we are able, with our limited funding and personnel, we intend to increase our marketing and branding expenditures in an effort to increase awareness of Hydro Phi. If our brand-building strategy is unsuccessful, these expenses may never be recovered, we may be unable to increase our future revenues, and our business could be harmed.  Although we have several trademarks these are more general in character: we anticipate that we will develop new ones in the future to achieve greater differentiation and identity.

We are dependent upon the acceptance of our products. We currently derive all of our revenues from the sale of units based on our HydroPlant ™ technology. We expect revenues from this product family to continue to account for substantially all of our revenues for the foreseeable future. In addition, the market is rapidly evolving and is characterized by an increasing number of market entrants that have introduced and developed competitive products. Our future operating results depend on the development and growth of the market. We have spent, and intend to continue to spend, considerable resources educating potential customers and indirect channel partners about our products. However, we cannot provide assurance that such expenditures will enable our products to achieve or maintain any significant degree of market acceptance.

We may have difficulty managing our growth. We have recently begun to expand our operations, and depending on our financial resources, we expect to grow our sales and marketing capabilities, to continue research and development activities and to expand our administrative operations. This expansion is expected to place a significant strain on our management, operational and financial resources. To manage any further growth, we will be required to improve existing, and implement new, operational, customer service and financial systems, procedures and controls and expand, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our anticipated growth, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business could be harmed.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all.  Our future liquidity and capital requirements will depend upon numerous factors, including the success of our product offerings and competing technological and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, if needed, will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. Strategic arrangements, if necessary to raise funds, may require us to relinquish our rights or grant licenses to some or substantial parts of our intellectual property. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

If we do not increase our direct sales capabilities, our business could suffer.  We need to substantially expand our direct sales capabilities if we are to increase market awareness and sales volume of our products. Our products require a sophisticated sales effort targeted at the information technology management of our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel to meet the demand for our products and increase our market presence. However, competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we require. Newly hired sales personnel will require extensive training and typically need several months to achieve productivity. We cannot be certain that personnel hired in the future, will be as productive as necessary to meet our financial goals. If we fail to increase our direct sales capabilities as we have planned or our sales force fails to achieve productivity in a timely fashion, our business, financial condition and operating results would be materially adversely affected.

Failure to expand our operations could significantly affect our ability to increase revenue.  We intend to expand our operations both within the United States and enter selected non-United States markets, such as Mexico, Central America and the Caribbean. We expect to commit time and development resources to customizing our products for selected markets and to developing sales and support channels. There can be no assurance that these efforts will be successful.

In addition to the uncertainty regarding our international presence, there are difficulties and risks inherent in doing business internationally, including, but not limited to:

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Potential costs of customizing products for international markets;

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Multiple and conflicting regulations and unexpected changes in regulatory requirements;

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Exchange controls;

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Import and export restrictions and tariffs;

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Difficulties in staffing and managing international operations;

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Longer payment cycles;

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Greater difficulty or delay in accounts receivable collection;

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Potentially adverse tax consequences; and

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Political and economic instability.

In addition, our ability to expand our business into some countries may require modification of our products, including in particular national language support. To the extent that international sales are denominated in U.S. dollars, an increase/decrease in the value of the United States dollar relative to other currencies could make our products more expensive/less expensive and, therefore, potentially less competitive in certain international markets. To the extent that future international sales are denominated in foreign currency, our operating results will be subject to risks associated with foreign currency fluctuations. As we increase our international sales, our total revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during summer months in Europe and other parts of the world.

The sales cycle for our products is long, and we may devote significant resources to sales that do not occur when anticipated or at all.  Our products are engineered solutions and tend to be complex, which typically involve significant testing periods and investment decisions by prospective customers. Accordingly, the licensing and/or implementation of our technologies require us to engage in a lengthy sales cycle and to provide a significant level of education to prospective customers regarding the use and benefits of our products. The purchase and use of our technology and products typically involves a significant commitment of our customers’ capital and resources; therefore the decision process for a purchase is subject to delays and aspects that are beyond our control. The decision-making process also can be substantially impacted by the sales practices of, and product introductions by, our competitors. We expect to continue to experience lengthy sales cycles, which will require a substantial investment in our marketing and sales, and if the sales cycle lengthens, we would expect increased marketing and sales expense and possibly delayed or lost sales. Any increased cost of marketing and sales and any delay or loss in sales of our products could adversely affect our operating results.

We are dependent on the continued services and on the performance of our senior management and other key personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition. Although we anticipate having in the near future employment contracts with our key personnel, these will be at will employment agreements, but they likely will have severance, non-competition and confidentiality provisions and other rights typically associated with written agreements. We also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain necessary technical, managerial, sales, marketing and service personnel could have a material adverse effect on our business, operating results and financial condition.

Our future success will depend on our ability to enhance our existing products and to develop new products.  To be competitive, we must successfully develop and introduce product enhancements and new products for additional types of engines. Our failure to develop and introduce new products and enhancements successfully to achieve our strategy on a timely basis could have a material adverse effect on our business, operating results and financial condition. The emerging nature of the market for clean energy requires that we continually improve the performance, features and reliability of our products, particularly in response to competitive products and evolving customer needs. We must also introduce enhancements to existing products as rapidly as possible and prior to the introduction of competing products. Any delay or failure to successfully develop market-accepted technologies could negatively affect our business and the growth of our Company.

The strategic relationships that we may be able to develop and on which we may come to rely on may not be successful.  We will seek to develop strategic relationships with supply chain companies and regional providers and others to enhance the efforts of our market penetration, business development, implementation, critical component manufacturing, variable and direct sales force. These relationships are expected to, but may not, succeed. Furthermore, we intend to develop additional strategic relationships in the future with numerous other companies. There can be no assurance that these relationships will develop and mature, or that any of our existing relationships will be successful or that potential competitors will not develop more substantial relationships with attractive partners. Our inability to successfully implement our strategy of building valuable strategic relationships could harm our business.

Our revenues could decrease if our products do not operate as intended.  Our engineered technologies are system-engineered, interdisciplinary products that perform complex functions and are vulnerable to undetected errors in calibration or unforeseen defects that could result in a product’s failure or inefficiency. There can be no assurance that errors and defects will not be found in current or new products or, if discovered, that we will be able to successfully correct them in a timely manner or at all. The occurrence of errors and defects could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, increased product development costs, diversion of development resources and injury to our reputation or damage to our efforts to build brand awareness.

We could be subject to product liability claims relating to our customers’ critical business operations. Any failure in a customer’s platform or trading application could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we maintain general liability insurance, there can be no assurance that such coverage will continue to be available on reasonable terms or will be adequate to indemnify us for all liability that may be imposed on us. Safety perceptions may deter future use of our products.  A fundamental requirement of using water-based involves perceptions of handling hydrogen and oxygen. We cannot be certain that any inadequate practice of instructions or use by our customers’ will not compromise the designed safety envelope. Any instance of such an occurrence may lead to an uncalled for market perception deterring future use of our products. We may be required to incur significant costs to protect against safety perceptions and further improvements.

If the protection of our trademarks and other proprietary rights is inadequate, we could lose our proprietary rights and revenue.  Our success significantly depends on our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Additionally, we have filed a U.S. provisional patent application relating to the disbursement of hydrogen and oxygen. Despite these precautions, it may be possible for unauthorized third parties to copy portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Provisions in our license agreements with our customers protecting against unauthorized use, copying, transfer and disclosure of our licensed product may be unenforceable under the laws of specific jurisdictions and foreign countries. There can be no assurance that our efforts to obtain patent protection will be successful, or if successful, that any patent issued to us will be deemed enforceable or valid. For example, previous disclosures or activities unknown at present may be uncovered in the future and adversely impact our patent rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, or product shipment delays, any of which could adversely impact our business. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or to license the infringed or similar technology on a timely basis, our business could be impaired.

Our products may require availability of components or known technology from third parties and their non-availability can impede our growth.  We source components and will continue to license/buy certain technology integral to our products from third parties. Our inability to acquire and maintain any third-party product licenses, or integrate the related third-party products into our products, could result in delays in product development until equivalent products can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot provide assurance that these licenses will continue to be available to us on commercially reasonable terms, if at all.

Government regulations may increase our costs of doing business.  The laws governing energy transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the energy could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply. Laws and regulations directly applicable to clean energy carbon credits and/or commerce over the energy industry are becoming more diverse and prevalent in all global markets. We must comply with regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online carbon credit trade may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of energy commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

We are controlled by a limited number of persons who are both management and significant shareholders.  Our parent and management persons beneficially own an aggregate of 16,502,941 shares of our common stock representing 15.8%, calculated on the basis of Section 13 of the Exchange Act of 1934. Of this amount, Mr. Roger M. Slotkin owns 11,063,674 shares, representing 10.7% of our common stock. Separately, there are two additional significant shareholders of HPT Group, Mr. John Durham, who holds 30,430,650 shares representing 29.6% of our common stock and Mr. Philip Levin, a former officer of Hydro Phi, who holds 16,303,012 shares representing 15.9% of our common stock.  Management and Messrs. Durham and Levin, separately would be able to influence greatly the outcome of any proposals put to the shareholders, and largely would be able to determine the election of directors who are elected by a plurality vote.  In combination, whether or  not a group for Section 13 purposes, they would control HPT Group.  Investors will have to largely rely on the current management and the additional significant shareholders for the operational and business direction of the company.

The company has paid no cash dividends to date. The company has paid no cash dividends on its common stock to date.  Payment of dividends on the common stock is within the discretion of the board of directors and will depend upon the consolidated earnings, its capital requirements and financial condition, and other relevant factors.  The board of directors has indicated that it currently does not intend to declare any dividends on the common stock of HPT Group in the foreseeable future.

There is not an active market for our common stock. We are providing no assurances of any kind or nature whatsoever that an active market for our common stock will ever develop. Since the transaction whereby Hydro Phi was acquired there has been limited amounts of trading in our common stock.  However, there has been no sustained activity in the market for our common stock. Investors should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in the common stock of HPT Group. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the common stock for an indefinite period of time. If a market ever develops for our common stock, we anticipate that our then financial condition, product offerings, and product roll out strategy and implementation will greatly impact the value of the stock, which may not reflect our business prospects.

There may be no liquid market for our common stock.  Even if a trading market develops over time, we cannot predict how liquid that market might become. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

These factors include:

· Quarterly variations in our results of operations or those of our competitors;

· Announcements by us or our competitors of acquisitions, new hardware and/or software products, significant contracts, commercial relationships or capital commitments;

· Disruption or substantive changes to our operations;

   Variations in our sales and earnings from period to period;

· Commencement of, or our involvement in, litigation;

· Any major change in our board or management;

· Changes in governmental regulations or in the status of our regulatory approvals; and

· General market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies.  This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We are subject to the reporting requirements of the United States securities laws, which will require expenditure of capital and other resources.  We are a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including, without limitation, compliance with the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be substantially higher than they would otherwise be if we were privately-held. It will be difficult, costly, and time-consuming for us to develop and implement internal controls and reporting procedures required by Sarbanes, and we will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures. If we fail to or are unable to comply with Sarbanes, we will not be able to obtain independent accountant certifications that the Sarbanes requires publicly-traded companies to obtain.

Investor confidence and market price of our shares may be adversely impacted if we are unable to attest to the adequacy of the internal controls over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act of 2002.  The SEC, as directed by Section 404 of Sarbanes, adopted rules requiring public companies to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of their internal controls over financial reporting. We have reported in the Annual Report on Form 10-K, filed for the fiscal year ended June 30, 2013, that management concluded the internal controls and procedures were not effective to detect the inappropriate application of US GAAP rules. This was due to deficiencies that existed in the design or operation of our internal controls over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses. The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; and (3) ineffective controls over period end financial disclosure and reporting processes. This assessment could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our shares and our ability to fund the company. Although we have added a new controller to our staff, we believe these material weaknesses will continue until we are in a financial position to add the necessary staffing to address the above factors.

We may not be able to attract the attention of major brokerage firms or securities analysts in our efforts to raise capital.  In due course, we plan to seek to have our common stock quoted on a securities market in the United States.  There can be no assurance that we will be able to garner a quote for our common stock on an exchange.  Even if we are successful in doing so, security analysts and major brokerage houses may not provide coverage of us. We may also not be able to attract any brokerage houses to conduct secondary offerings with respect to our securities.

We provide no assurance that our common stock will become listed on a United States securities market.  Investors may find it difficult to dispose of shares or to obtain accurate quotations as to the market value of the common stock. In addition, we will be subject to an SEC rule (Rule 15c2-11) that imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. The requirement that broker-dealers comply with this rule will deter broker-dealers from recommending or selling our Company’s common stock, thus further adversely affecting the liquidity and share price of the common stock, as well as our ability to raise additional capital.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.  If a trading market does develop for our stock, it is likely that our stock will be subject to the regulations applicable to "Penny Stock." The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on their investment in our stock.  No predictions can be made of the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

State securities laws may limit secondary trading, which may restrict the states in which you can sell our shares of common stock.  You may not be able to resell the shares of common stock held in HPT Group in a state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state, or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and limit a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The information and financial data discussed below is derived from the audited financial statements of Hydro Phi for its fiscal years ended March 31, 2013 and 2012 and unaudited financial statements for the fiscal quarters ended June 30, 2012 and 2013.  The financial statements of Hydro Phi were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes of Hydro Phi contained elsewhere in this Report. The financial statements contained elsewhere in this Report fully represent Hydro Phi’s financial condition and operations; however, they are not indicative of the consolidated s future performance.  See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Report.

You should read the following discussion in conjunction with the financial statements and other financial information included elsewhere in this Current Report on Form 8-K. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

Hydro Phi developed a number of iterations of is system, direction and technologies since its inception.  Through this, however, there has been a clear belief that there exists a need for a way to improve the use of fuel in the internal combustion engine, with a resulting reduction in costs of operations and discharge of carbon greenhouse gases, used by logistic vehicles (all classes of heavy load trucks), marine, heavy equipment, agriculture and fixed based operating units such as electric generators and pumps. In the “history” of hydrogen based technologies to achieve improvements in fuel efficiency there has also been an evolutionary move away from “chemical” based systems to those that operate solely on water and electricity eliminating any of the hazardous components and by-products that were the residual effects of said systems. Based on its current technology, we believe that Hydro Phi has been successful in developing a working system and has begun to market and gain marketing traction in the logistic vehicle marketplace.

Throughout the history of the company, the financial condition was predicated upon capital raises to support the changes in direction, technology and potential marketplace.   Revenues occurred from time to time but were not sustainable because of technical deployment, manufacturing or design issues and the changes they required to reach a working technology and viable product.   Under the new initiatives commenced in 2012, all formalized selling and marketing efforts at that time were ceased, a thorough failure analysis of the preceding technologies along with failures throughout the industry became the baseline of what was needed to accomplish the company goal to design, manufacture and deploy a hydrogen gas on demand as a fuel catalyst device in the industry, that would withstand the rigorous working environment of the heavy truck and bus in regular traffic conditions. Commencing in June 2013, Hydro Phi re-entered the marketing and sales aspects of its business.

The Hydro Phi sales and marketing executives are in the process of addressing the identified market place for our system and approaching new prospective clients to introduce the newly design HydroPlant ™ to fleet managers and owners and users of various diesel  and other internal combustion engine applications, including in those territories encompassing the United States, Mexico, Latin America and the Caribbean.

Results of Operations for the Three Months Ended June 30, 2013, Compared to the Three Months Ended June 30, 2012

The following table sets forth, for the periods indicated, data derived from Hydro Phi’s statements of operations:

	For the three months ended June 30,
	2013	2012	Change

Revenues	$-	$24,145	$(24,145)

Operating expenses:
General and administrative	369,601	436,242	(66,641)
Research and development	83,425	59,769	23,656
Depreciation and amortization	17,525	19,284	(1,759)
Loss on disposal of property and equipment	-	22,875	(22,875)
Total operating expense	470,551	538,170	(67,619)

Operating loss	(470,551)	(514,025)	43,474

Other expenses:
Interest expense	200,921	156,489	44,432

Total other expenses	200,921	156,489	44,432

Net loss	$(671,472)	$(670,514)	$(958)

Revenues

Revenues decreased by $24,145 to $0 for the three months ended June 30, 2013 compared to $24,145 for the three months ended June 30, 2012.  The company did not generate any revenue during the three months ended June 30, 2013 because of the severe limitations on our finances and our inability to continue the manufacturing process and retain the services of outside testing facilities.

General and Administrative Expenses

General and Administrative Expenses decreased by $66,641 to $369,601 for the three months ended June 30, 2013 compared to $436,242 for the three months ended June 30, 2012.  The decrease was primary due to lack of funding in fiscal 2014 and we spent less in our office and payroll expense.  Additionally, other initiatives we were seeking to advance administration could not continue.

Research and Development Expense

Research and Development Expense increased by $23,656 to $83,425 for the three months ended June 30, 2013 compared to $59,769 for the three months ended June 30, 2012.

The increase was mainly due to the completion and finalization of initiatives underway prior to this quarter. During the development of our current product, we determined that the system had to be built to specifications more in line with automotive standards to meet the rugged requirements of on-road transport and logistics.  This involved a coordinated exercise among in-house technicians and engineers, out-source electrical design specialists and independent contract manufactures. The resulting unit design required a cycle of independent vibration and shock testing, all of which was completed with satisfactory results.  As a result of the aforementioned changes to our design and evolving product development, for the three month period ending June 21013, we spent approximately $31K more on procuring new, more robust parts and materials for our system than was the case for the three month period ending June 2012.

Other expense

Other expense increased by $44,432 to $200,921 for the three months ended June 30, 2013 compared to $156,489 for the three months ended June 30, 2012.  The change was primarily due to the increase of interest expense by $44,432 as the result of us borrowing more money from related party.

Net Loss

Net loss increased by $958 to $671,472 for the three months ended June 30, 2013 compared to $670,514 for the three months ended June 30, 2012.

Results of Operations for the Fiscal Year Ended March 31, 2013, Compared to the Fiscal Year Ended March 31, 2012

The following table sets forth, for the periods indicated, data derived from our statements of operations:

	For the years ended March 31,
	2013	2012	Change
		(Restated)
Revenues	$53,700	$194,473	$(140,773)

Operating expenses:
General and administrative	1,759,009	2,984,932	(1,225,923)
Research and development	468,042	460,144	7,898
Depreciation and amortization	73,913	76,182	(2,269)
(Gain) loss on disposal of property and equipment	17,875	(4,811)	22,686
Total operating expense	2,318,839	3,516,447	(1,197,608)

Operating loss	(2,265,139)	(3,321,974)	1,056,835

Other expense:
Interest expense	718,819	565,383	153,436

Total other expense	718,819	(565,383)	153,436

Net loss	$(2,983,958)	$(3,887,357)	$(903,399)

Revenues

Revenues decreased by $140,773 to $53,700 for the year ended March 31, 2013 compared to $194,473 for the year ended March 31, 2012.  The decrease was primary due to less revenues were generated by us from our project in Spain.

General and Administrative Expenses

General and Administrative Expenses decreased by $1,225,923 to $1,759,009 for the year ended March 31, 2013 compared to $2,984,932 for the year ended March 31, 2012.  The decrease was primarily due to lack of funding in fiscal 2013 which required strict cost controls, resulting in a reduction in office and payroll expenses.

Research and Development Expense

Research and Development Expense increased by $7,898 to $468,042 for the year ended March 31, 2013 compared to $460,144 for the year ended March 31, 2012. We spent similar amounts in each year for research and development in the two comparable periods so as to maintain our product development and prepare for marketing our products.

Other expense

Other expense was $718,819 for the year ended March 31, 2013 compared to $565,383 for the year ended March 31, 2012.  The change was primarily due to the increase of interest expense by $153,436 as the result of us borrowing more money from a related party under the previous terms of the convertible notes of the company.

Net Loss

Net loss decreased by $903,399 to $2,983,958 for the year ended March 31, 2013 compared to $3,887,357 for the year ended March 31, 2012.  The reduction in the was based on a number of factors, including incurring approximately $861,000 less in accrued compensation expense and $389,000 less in payroll expense.  In the 2013 fiscal year, the company was in the process of raising additional funds and refocusing on its operations, therefore, the company controlled its operating cash outflows closely and managed to spent less for its operating expenses.

Liquidity and Capital Resources

Working Capital

We had a working capital deficit of $14,984,874 and an accumulated deficit of $ 16,876,590 , as of June 30, 2013.

The following table sets forth selected cash flow information for the three months ended June 30, 2013 and 2012:

	2013	2012

Net Cash Used in Operating Activities	$(476,706)	$(221,041)
Net Cash Provided by Financing Activities	537,576	192,608

Net Increase (Decrease) in Cash and Cash Equivalents	60,870	(28,433)
Cash and Cash Equivalents – Beginning of Period	117	31,167

Cash and Cash Equivalents – End of Period	$60,987	$2,734

Cash Flows from Operating Activities

Net cash used in operating activities increased to $476,706 for the three months ended June 30, 2013 compared to $221,041 for the three months ended June 30, 2012. The change was primarily due to the increase in payments made to professionals and vendors.

Cash Flows from Financing Activities

Cash flows from financing activities increased to $537,576 for the three months ended June 30, 2013 compared to $192,608 for the three months ended June 30, 2012. The change was primarily due to our receiving more funding from related party in 2013.

We had a working capital deficit of $14,330,927 and an accumulated deficit of $ 16,205,118 , as of March 31, 2013.

The following table sets forth selected cash flow information for the years ended March 31, 2013 and 2012:

	2013	2012

Net Cash Used in Operating Activities	$(1,673,572)	$(2,229,236)
Net Cash Provided by (Used in) Investing Activities	1,990	(350,160)
Net Cash Provided by Financing Activities	1,640,532	2,146,960

Net Decrease in Cash and Cash Equivalents	(31,050)	(432,436)
Cash and Cash Equivalents – Beginning of Year	31,167	463,603

Cash and Cash Equivalents – End of Year	$117	$31,167

Cash Flows from Operating Activities

Cash flows used in operating activities decreased to $1,673,572 for the year ended March 31, 2013 compared to $2,229,236 for the year ended March 31, 2012. The change was primarily due to: 1) decrease of accounts receivables, 2) increase of accounts payable and accrued liabilities due to related parties, and 3) decrease of accrued compensation.

Cash Flows from Investing Activities

We had net cash inflows from investing activities of $1,990 for the year ended March 31, 2013 compared to net cash outflows of $350,160 for the year ended March 31, 2012. The change was primarily due to us paid $350,000 in 2012 to acquire certain intangible assets and in 2013 we had very minimal investing activities.

Cash Flows from Financing Activities

Cash flows from financing activities decreased to $1,640,532 for the year ended March 31, 2013 compared to $2,146,960 for the year ended March 31, 2012. The change was primarily due to our receiving less funding in fiscal year 2013. In fiscal year 2012, we received $569,733, $883,960 and $693,000 from proceeds of notes payable, proceeds of related party convertible notes and sales of preferred stock, respectively.

Capital Resources

Prior to the acquisition of Hydro Phi, the pre-acquisition company operating under the name “Big Clix Corp.” did not have many expenses and sought only a limited amount of capital from the sale of common stock. In June 2010, the company raised $9,000 from the sale of 156,000,000 shares of common stock to the founder, in a private placement.  In January 2012, the company raised $12,000 from the sale of 15,600,000 shares of common stock to investors in a public registered offering.

Prior to the merger transaction, Hydro Phi, the current operating subsidiary of HPT Group, financed itself primarily from the sale of equity securities and loans from shareholders and related parties. All of the preferred stock and common stock of Hydro Phi that was issued in financing and other circumstances, including the conversion of certain debt and payment obligations into Hydro Phi equity or equity based warrants, were converted or assumed in the merger transaction into shares of HPT Group.  During fiscal year ended March 31, 2012, Hydro Phi raised an aggregate of $693,267 in capital through the sale of 693,000 preferred shares and 266,666 common shares for cash.  In fiscal year ended March 31, 2013, Hydro Phi issued a total of 2,439,333 shares of common stock for services and equipment, for an aggregate value of $2,439.  At March 31, 2013, Hydro Phi had notes payable of $3,461,218 (including $320,000 that was with no interest and no maturity date, to an unrelated party, $1,793,085 that was due to shareholders without maturity date bearing interest at 7.5% per annum, and $1,348,133 that was due to shareholders without maturity date bearing interest at 15% per annum), notes payable to related parties of $2,867,500, and convertible notes payable to related parties of $2,674,492.  Of its total liabilities at March 31, 2013, Hydro Phi had accounts payable and accrued liabilities to related parties of $1,083,237 and accrued compensation of $2,850,215.  Of the foregoing debt, accrued liabilities, accrued compensation, and interest, an aggregate of $11,416,001, was converted into shares of common stock of Hydro Phi, which were subsequently converted into shares of common stock of HPT Group common stock and warrants that were assumed by the HPT Group.

HPT Group, in connection with the merger transaction, assumed and adjusted the terms of certain warrants issued by Hydro Phi, to purchase up to an aggregate of 3,573,336 shares of common stock of HPT Group, exercisable at $0.60 per share until July 2016.  HPT Group also issued a warrant to purchase up to 440,000 shares of common stock of the HPT Group, exercisable at $0.10 per share until September 2015 for services provided to Hydro Phi.  These warrants have standard anti-dilution provisions and cashless exercise rights, and these warrants do not have registration rights.

The expenses of the merger transaction are estimated to be approximately $500,000.  The company will need to raise additional funds in the near future to sustain its operations and overtime we will need substantially more capital than what is available to the company on the date of this amended Current Report to meet the requirements of our business plan to fully develop, manufacture and market the our products and to continue our business operations. How long the company will be able to satisfy its cash requirements depends on how quickly we can raise capital, implement the proposed business plan and generate revenue.

We had at June 30, 2013, on a pro forma basis, approximately $5,292,159 in total current liabilities.  These obligations will impact our available working capital for our operations, and will adversely impact our liquidity. Therefore, we will have to continue to negotiate with our creditors to balance our ability to pay our outstanding obligations and to fund our business.  We anticipate, but can give no assurance that we will be able to negotiate extending due dates on outstanding payables and other obligations, and if we are able to negotiate extensions whether or not this will raise the cost of our obligations for such things as the payment of interest or interest at higher rates.  Additionally, the outstanding obligations may have to be secured, which will act as a priority that would prevent us from getting other forms of financing, unless those with a priority are willing to subordinate their security interest. Such obligations may also impact our general ability to raise additional equity as well as debt funds, as investors and lenders may find our debt obligations to be limitation on our ability to operate and meet our obligations when they come due.  As mentioned elsewhere, our limited revenues are not currently sufficient to pay our obligations.  As such we also risk the fact that our creditors may seek action for repayment with the result that we may have to seek bankruptcy protection.

As explained above, we have experienced negative cash flows in our business and expect this to continue into the future.  This will hinder our operations as we will experience constraints on our funds to hire additional persons to engage in marketing, manufacturing and distribution of our products. To cover the costs of our operations, we will need external financing.

We will require additional funds to implement our full business plan, continue our operations and pay expenses associated with us being a public reporting company. Our future is dependent upon our ability to obtain financing. We currently do not have any arrangements for additional capital.  Our operating history and our limited revenues are likely to restrict our ability to find adequate funding. To the extent that we may be able to raise new capital, we believe that the funding will be either from the sale of additional equity or debt instruments that include a substantial equity component. If we are able to reach regular production of our system, we may be able to factor our accounts receivable, but such funding will be dependent on a steady sales record and flow of accounts that may be pledged and or sold, for which we can give no assurance of occurring.  To the extent that we raise funds based in whole or in part on equity, it is likely that there will be substantial dilution in the current equity ownership of our shares. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

In the opinion of our management, funds currently available will not satisfy our working capital requirements for the next twelve months. The company, on a consolidated basis, will need a substantial amount of capital to fund its operations and SEC reporting obligations. During the next twelve months, we expect that to be able to sustain our current operations, with no significant increase in operations, we will need approximately $1,000,000 to meet our expenses and to repay our outstanding obligations due during that period. We have no contracts or arrangements for any funding at this time. There can be no assurance that we will be able to raise any funding or will be able to meet its accrued obligations.  If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.   As a result of the fact that the financial resources are inadequate for our business operations and current obligations at this time, there is a substantial doubt as to its ability to continue as a going concern, and potentially to meet our obligations as they become due from time to time.

Off-Balance Sheet Arrangements

The company, on a consolidated basis, does not have any off-balance sheet arrangements, including any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts.  We do not engage in trading activities involving non-exchange traded contracts.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the company expects to collect. Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The company determines the allowance based on its historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance.

Intangible Assets

Intangible assets include patent applications.  Intangible assets with definite useful lives are recorded on the basis of cost and are amortized on a straight-line basis over their estimated useful lives.  The company uses a useful life of 10 years for patents.  The company evaluates the remaining useful life of intangible assets annually to determine whether events and circumstances warrant a revision to the remaining amortization period. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over that revised remaining useful life.

Impairment of Long-lived Assets

The company reviews the carrying value of the long-lived assets periodically to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors the company considers in making the evaluation are changes in market position and profitability. If facts and circumstances exist which may indicate impairment, the company will prepare a projection of the undiscounted cash flows of the asset HPT Group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The fair value of current financial assets and current financial liabilities approximates their carrying value because of the short-term maturity of these financial instruments.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

Research and Development

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

The company does not expect that any recently issued accounting pronouncements will have a significant impact on the results of operations, financial position, or cash flows of the company ..

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this amended Current Report (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by our current officer and director, and certain officers of Hydro Phi; and (iii) by all of our and Hydro Phi’s officers and directors as a HPT Group. The address of each of the persons set forth below is 3404 Oakcliff Road, Suite C6, Doraville, GA 30340, unless otherwise indicated.

The table below reflects an aggregate of 102,665,126 shares issued and outstanding as the date of this amended Current Report, taking into account the issuance of 87,367,126 shares of common stock in the merger transaction between  HPT Group and Hydro Phi, and the contribution to capital of 156,300,000 shares of common stock.

Name of Beneficial Owner	Director or Officer	Amount and Nature of Beneficial Ownership (1)	Percentage (2)
Roger M. Slotkin	Director (Chairman of the Board) and CEO of HPT Group	11,063,674	10.7%

Reid Meyer	Chief Operating Officer of Hydro Phi	1,025,413	0.9%

Jonathan Goldman (3)	Chief Technology Officer of Hydro Phi	1,779,342	1.7%

D. Scott Smith (4)	Senior Vice President – Sales/Marketing/Distribution of Hydro Phi	2,634,519	2.5%

All officers and directors of HPT Group and Hydro Phi (four persons)(3)(4)		16,502,949	15.8%

5% and Greater Holders

John Durham		30,430,650	29.6%

Philip Levin		16,303,012	15.9%

____________

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) Based on 102,665,126 shares of our common stock issued and outstanding.

(3) Includes 753,929 shares subject to a currently exercisable warrant expiring in July 2016.

(4) Includes 916,700 shares subject to a currently exercisable warrant expiring in July 2016.

Change in Control

As a result of the closing of the merger transaction between HPT Group and Hydro Phi and the issuance of the shares of common stock in exchange for the common stock and preferred stock of Hydro Phi, there has been a change of control of HPT Group.  Messrs. Slotkin has been designated as the new director of HPT Group and its Chief Executive Officer, and Mr. Patrick Yore, the former sole director resigned. Messrs. Slotkin, Meyer, Goldman and Smith have been appointed the Chief Executive Officer, Chief Operating Officer, Chief Technology Officer and Senior Vice President – Sales Marketing Distribution, respectively, Hydro Phi.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the current directors and executive officers of HPT Group and its operating subsidiary, Hydro Phi. Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal.  Executive officers are appointed by our board of directors. Each executive officer holds his office until he resigns or is removed by the board of directors or his successor is appointed and qualified.

Name	Age	Title

HPT Group
Roger M. Slotkin	61	Director (Chairman of the Board) and Chief Executive Officer of HPT Group

Hydro Phi
Reid Meyer	51	Chief Operating Officer of Hydro Phi
Jonathan Goldman	53	Chief Technology Officer of Hydro Phi
D. Scott Smith	51	Senior Vice President – Sales Marketing Distribution of Hydro Phi

Director and Officer of HPT Group

Mr. Roger M. Slotkin has been a director and acts as the Chairman of the Board of Directors and has been the Chief Executive Officer of HPT Group since consummation of the merger with Hydro Phi.  He will continue as a director and the Chief Executive Officer of Hydro Phi, a position he has held through his consulting firm RS Management, Ltd, since June 2012.  In 1983, Mr. Slotkin founded and serves as the Chief Executive Officer of RS Management, Ltd., a company that provides senior executive management services to companies operating in a wide variety of industries. RS Management, Ltd. specializes in corporate restructuring, turn-around and bankruptcy avoidance.  Mr. Slotkin was also the Chief Executive Officer of OneWorld Energy, Inc., a privately owned, diversified energy developer specializing in wind, solar and wind services, from May 2009 to December 2011, and the Chairman and Chief Executive Officer of Odyne Corporation, a developer and manufacturer of advanced plug-in hybrid powertrains, from July 2003 to September 2007.

Mr. Slotkin was selected as the director of HPT Group because of his extensive experience in managing companies through significant business transitional phases, his past experience with the company since June 2012, his many years of experience within the alternative energy space, and his general executive skills.  Additionally, because he is a significant shareholder of the company, his interests in the success of the company are allied with his personal interests.

Executive Officers of Subsidiary

Mr. Reid Meyer has been the Chief Operating Officer of Hydro Phi since July 2012 and before that Vice President of Global Services and Supply Chain of Hydro Phi from January 2011 to July 2012.  Mr. Meyer has extensive experience in international operations, global manufacturing and supply-chain management experience. Mr. Meyer sold a portfolio of patents and processes to JM Clipper (formerly Johns Manville) in 1996, where Mr. Meyer later served as a member of the senior management team. In 2005, he went to work with Graftech International, where he worked in Business Development for the fuel cell technology company until 2006. In November 2006 he became Vice President of Leader Global Technologies, a manufacturer for chemical, power generation, and automotive markets globally, until January 2011.

Mr. Jonathan Goldman has been the Chief Technology Officer of Hydro Phi since April 2012, and before that was the Vice President of Engineering & Research Grants of Hydro Phi from January 2010 to April 2012. From October 2008 to January 2010, Mr. Goldman was a consultant to the Georgia research Alliance and its venture fund.  From October 2007 to October 2008 Mr. Goldman worked with Suniva, Inc. of Norcross, Georgia where he was the Director of Business Development, and from April 2002 to October 2007 he served as Associate Director of Venture Lab at the Georgia Institute of Technology in Atlanta, Georgia.

Mr. D. Scott Smith has been the Senior Vice President – Sales Marketing Distribution of Hydro Phi since October 2012 and before that he was the Chief Sales Officer and Vice President of Commercial Operations of Hydro Phi from January 2010 to October 2012. From 2008 until January 2010, Mr. Smith was an independent consultant engaged on a project basis.  From 2004 to 2008, Mr. Smith was the Group President of the Nine West division of Jones Apparel.  Mr. Smith has extensive sales, marketing and executive management experience in the consumer products and footwear industry, and has grown businesses and business units with Fortune 500 and entrepreneurial companies alike.

Family Relationships

There are no family relationships among our current officers and directors.

Board Composition and Committees

The board of directors is currently composed of one person.   HPT Group anticipates expanding the board of directors in the near future.

We do not have a member of the board of directors that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.  We are not required to have any independent directors at this time.

We are not required to have and we do not have an Audit Committee. The board of directors of HPT Group performs some of the same functions of an Audit Committee, such as recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The board of directors of HPT Group does not currently have a written audit committee charter or similar document.

We have no audit committee financial expert. Mr. Slotkin has financial statement preparation and interpretation ability obtained over the years from past business experience and education. We believe the cost related to retaining a financial expert at this time is not justified. Further, because of the nature of our current limited operations, we believe the services of a financial expert are not warranted, given the background of Mr. Slotkin.

HPT Group currently does not have nominating or compensation committees and does not have written nominating or compensation committee charters. Our board of directors believes that it is not necessary to have such committees at this time because the functions of such committees can be adequately performed by the board of directors. Our Chief Executive Officer who is also a director participated in employment compensation decisions.

Code of Ethics

HPT Group formally adopted a written code of business conduct that governs its employees, officers and directors on June 21, 2010, which was filed with the SEC on July 29, 2010, as an exhibit to a registration statement on Form S-1 of the company.

Conflict of Interest

We have not adopted any policies or procedures for the review, approval, or ratification of any transaction between the company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC.

COMPENSATION

Compensation of our Named Executive Officers

We have identified Messrs. Roger M. Slotkin, Reid Meyer, Jonathan Goldman, D. Scott Smith, and Suresh Sharma as our named executive officers for the fiscal years ending March 31, 2012 and 2013, as indicated below.

Summary Compensation Table

The following table sets forth certain summary information with respect to the total compensation paid to the named executive officers during our fiscal years ended March 31, 2012 and 2013:

Name and Principal Position	Fiscal Year	Salary	Total Compensation

Roger M. Slotkin, CEO and Director ( HPT Group and Hydro Phi)(1)	2013	$215,000	$215,000

Reid Meyer COO (Hydro Phi)	2013	$60,000	$60,000
	2012	$60,000	$60,000

Jonathan Goldman, CTO (Hydro Phi)	2013	$84,589	$84,589
	2012	$116,668	$116,668

D. Scott Smith, Senior Vice President – Sales Marketing	2013	$83,339	$83,339
Distribution (Hydro Phi)	2012	$125,004	$125,004

Suresh Sharma, CEO (Hydro Phi)(2)	2012	$60,000	$60,000

_____________

(1)

Mr. Slotkin was engaged as the Chief Executive Officer of Hydro Phi through his consulting firm (RS Management Ltd.) under an executive management contract for the period June 2012 to July 2013.  Commencing with the consummation of the merger transaction he will be employed directly by HPT Group, and will serve as the Chief Executive Officer and a director of both HPT Group and Hydro Phi, under an employment agreement with the Hydro Phi.

(2)

Mr. Sharma was the Chief Executive Officer of Hydro Phi until June 2012.

Employment Agreements

Hydro Phi, entered into a two year employment agreement with Mr. Slotkin on July 13, 2013.  The agreement provides that he will act as the Chief Executive Officer of HPT Group and Hydro Phi.  Mr. Slotkin will be paid a salary of $250,000 per annum and regular benefits, and is entitled to a car allowance which is currently not being taken by Mr. Slotkin and reimbursement of business expenses.  He also may be awarded merit based performance increases.  Mr. Slotkin is eligible additional bonus compensation and for stock options to be determined and awarded in the discretion of the board of directors.  The agreement provides for various termination events and restrictive covenants on competitive employment and for non-solicitation of employees, customers and vendors.

We intend to enter into employment agreements with the other senior executives of both the HPT Group and Hydro Phi.  These agreements likely will provide employment at will with various severance, non-competition and confidentiality provisions and other rights typically associated with written employment agreements.

Equity Awards

HPT Group currently does not have any equity award programs.  The company may grant individual options and similar awards to obtain common stock from time to time to one or more directors, officers, employees or consultants, which will be determined on a case by case basis in specific circumstances, and approved by the board of directors.

In the future, it is the intention of HPT Group to adopt an equity award plan for the company and its subsidiaries, which will be used to supplement the cash compensation of its directors, officers, employees and consultants, so as to tie a portion of their compensation to the overall success of the company.

Employee Benefit Plans

We do not have any annuity, retirement, pension or deferred compensation plans or other arrangements for our executive officers or any employees. No named executive officer received a restricted stock award, a stock appreciation right or a long-term incentive plan award or payout in the fiscal year ended March 31, 2013, other than Mr. Slotkin, who was awarded shares of Hydro Phi, which were converted into 11,063,674 shares of HPT Group, in connection with his consulting agreement and employment arrangement and for bonus compensation, which was awarded after March 31, 2013. We anticipate that in the future we will adopt such plans, but there are no current plans or arrangements for the adoption of any such plans.

Director Compensation

We plan to compensate our non-employee directors with cash fees and equity awards. We do not plan at this time to provide additional compensation for committee participation.  We anticipate that equity awards will be in the nature of restricted securities or options with vesting requirements. There is no established policy as to the frequency, type or amount of equity compensation grants for non-employee directors. A director who is also one of our executives or employees, including employed through our subsidiaries, does not and will not receive any compensation for his services as a director while providing service as an executive or employee. In those instances, directors that are also named executive officers of the Company will have their total compensation reported in the summary compensation table that otherwise provided in our public reports.

Since inception we have not compensated our directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Slotkin was engaged by Hydro Phi through his consulting firm, RS Management, Ltd. from June 2012 to July 13, 2013, to act in the capacity of CEO and director of Hydro Phi.   The compensation paid to RS Management, Ltd is reflected in the above table of compensation to management.  In addition to the above compensation, under the terms of the consulting agreement and as additionally determined by the board of directors of Hydro Phi as additional compensation, Mr. Slotkin was awarded shares of common stock of Hydro Phi, which were converted into 11,063,674 shares of HPT Group. Mr. Slotkin was also reimbursed his business expenses under the terms of the consulting agreement. As of July 13, 2013, Mr. Slotkin became an employee of Hydro Phi, for services to be rendered to HPT Group and Hydro Phi, under the terms of a written agreement between HPT Group and himself which is described above.

From time to time, Hydro Phi received advances from its officers and stockholders for its operations.

Hydro Phi, prior to the merger transaction on September 25, 2013, had written employment agreements with its several of its key employees and officers, other than as Mr. Slotkin with whom it had a written consulting agreement. These employment agreements were not continued after the merger transaction, and each of the persons who were employed thereunder have continued as an at will employee without a written agreement. The HPT Group financial statements, which include the operations of Hydro Phi, account for accrued compensation due to employees and officers who participated in active management roles and worked without pay or limited pay prior to the merger transaction.  The accrued compensation as of March 31, 2013 and 2012 was $2,850,215 and $2,595,212, respectively. In the merger transaction, a portion of the accrued compensation was converted into warrants to acquire equity, and on a pro forma basis taking the merger transaction into account, the accrued compensation at June 30, 2013 was reduced to $1,109,566; the warrants represent the right to purchase 3,313,336 shares of common stock of the HPT Group, were issued to Messrs. Goldman, Smith and Sharma and others.  There is no set date for payment of the unpaid accrued expense which was not converted. Payment of the accrued compensation is conditional upon the success of the HPT Group and the approval of the board of directors of the HPT Group. During fiscal year ended March 31, 2012, two of the Hydro Phi’s officers, Messrs. Durham and Levin agreed to waive their right to receive their accrued compensation.

As of March 31, 2013 and 2012, Hydro Phi had a note payable to Carnegie, a related party, in the amount of $2,867,500 and related accrued interest of $727,364 and $555,314, respectively. The principal amount due under this promissory note was loaned to Hydro Phi in a series of advances during the fiscal years ended March 31, 2010 and 2009. The note accrues interest at 6% from the funding dates. The note matures on the earlier of: 1) a change of control transaction as defined in the note; 2) the written consent of the board of directors of Hydro Phi. Hydro Phi agreed in the note not to make any payment with respect to principal and interest until the entire outstanding principal and accrued interest due under certain 7.5% notes and certain 15% notes was paid or discharged in full. The holder of this note agreed to convert the principal and interest due under the note to common stock on the same terms and conditions offered to all the other note holders, which amount was converted on September 25, 2013, concurrently with the merger transaction.

As of March 31, 2013 and 2012, there were convertible notes payable to a related party in the amounts of $2,674,492 and $1,033,960, respectively. Accrued interest related to the notes was $248,573 and $33,647 at March 31, 2013 and 2012, respectively. On February 28, 2013, Hydro Phi issued convertible notes to Carnegie, then a principal owner of Hydro Phi, and other associated parties for principal amount up to $3,000,000, which was subsequently increased as a result of the extension of additional loans during the six months ended September 30, 2013. As of June 30, 2013, the outstanding balance of the convertible notes was $3,212,068. The principal amount due under the convertible notes was advanced to Hydro Phi, from time to time beginning in September 14, 2009. The notes accrued interest at a rate of 10% per annum, or the interest rate paid to any unrelated third party lender or investor, whichever is higher. For the years ended March 31, 2012 and 2013, and the quarter ended June 30, 2013, the effective interest rate was 10% as agreed by the note holders, notwithstanding that the maximum interest rate applicable could have been 15% under the terms of the notes because of other borrowings by Hydro Phi. As of June 30, 2013 and March 31, 2013, accrued interest was $322,200 and $248,573, respectively. The notes were due on demand, secured by all assets of Hydro Phi and convertible to common shares before December 31, 2014, at the conversion rate of $0.03 to $0.05. The holders of these notes agreed to convert $3,143,870 of the outstanding principal and interest due under the notes to common stock on the same terms and conditions offered to all the other note holders, which amount was converted on September 25, 2013, concurrently with the merger transaction.

On September 4, 2013, Hydro Phi issued $65,000 in promissory notes to two related parties, each of whom was shareholders of Hydro Phi. The notes bear interest at 8% per annum and mature on August 31, 2014.

DESCRIPTION OF SECURITIES

Description of Common Stock

We are authorized to issue 300,000,000 common shares with a par value of $0.0001.  As of the date of the filing of this Current Report, there were 102,665,126 shares of our common stock issued and outstanding. We are not authorized to issue any preferred stock.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders.  There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors.  It is not anticipated that any dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company. Florida law, however, does provide certain anti-takeover provisions which are discussed below.

Warrants

HPT Group issued  warrants to Crescendo Communications, LLC as part of the compensation due under a consulting agreement.  The warrants may be exercised for up to 440,000 shares of common stock, at an exercise price of $0.10 per share, for a period of two years from the date of issuance.  The warrants have standard anti-dilution provisions and cashless exercise rights.  The warrants do not have registration rights.

In connection with the merger transaction, the HPT Group assumed outstanding warrants of Hydro Phi representing on an assumed basis the right to purchase an aggregate of 3,573,336 shares of common stock of HPT Group, which are exercisable at $0.60 per share for three years until July 2016.  The warrants have standard anti-dilution provisions and cashless exercise rights. The warrants do not have registration rights.

Provisions of Florida Law

We may be subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. We have not elected to opt out of these provisions, although they may not be applicable to us or to a specific transaction if certain conditions are not met. The Florida Business Corporation Act contains a “control share” provision that, when applicable, generally prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that, when applicable, generally prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among other events, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.

Transfer Agent

The shares of common stock are registered at the transfer agent, Philadelphia Stock Transfer, located at 2320 Haverford Road,  Ardmore, PA 19003, Telephone Number (484) 416-3124, and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed and signature guaranteed.  No transfer shall be registered unless the HPT Group is satisfied that such transfer will not result in a violation of any applicable federal or state security laws.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Reporting

Our common stock is reported through the OTC Markets.   Our trading symbol was “BCLX” until October 2, 2013, and currently it is trading under the symbol “HPTG,” Quotations for our common stock commenced on March 22, 2013. Trading in our common stock has been sporadic and volatile, and the daily trading volume has been low. The following table sets forth, for the periods indicated, the reported high and low closing bid prices for our common stock as reported through the OTC Markets. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns and commissions. The recorded trading in our common stock should not be deemed to constitute an “established trading market.”

Fiscal year ended March 31, 2013	High	Low
Quarter ended March 31, 2013 (commencing March 22, 2013)	$ 0 ..03	$ 0 ..03

Fiscal year ending March 31, 2014
Quarter ended June 30, 2013	$ 0 ..52	$ 0 ..03
Quarter ended September 30, 2013	$2.00	$0.39

The last reported sale was on November 19, 2013, which was at $0.78 per share.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of the closing of the merger transaction, we had 68 registered shareholders.

Dividends

Since inception we have not paid any dividends on our common stock.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the expansion and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors that our board of directors may deem relevant.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  Florida law, however, prohibits us from declaring dividends where after giving effect to the distribution of the dividend:

1.

We would not be able to pay our debts as they become due in the usual course of business, or;

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans. In the future, we plan to adopt equity based compensation arrangements, including adopting one or more equity award plans.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings as of the date of this Current Report on Form 8-K. However, we may at times in the future become involved in litigation in the ordinary course of business. We will also, from time to time, when appropriate in management’s estimation, record adequate reserves in our financial statements for pending litigation. Litigation is expensive and is subject to inherent uncertainties, and an adverse result in any such matters could adversely impact our operating results or financial condition. Additionally, any litigation to which we may become subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We do not have at this time any indemnification agreements or directors and officers insurance.  In the future, we may enter into indemnification agreements with our directors and officers, and certain service providers, and we may purchase director and officer insurance.

To the extent that we indemnify our management for liabilities arising under securities laws, the SEC has taken the public position that this indemnification is against public policy and is therefore unenforceable.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On September 25, 2013, we issued a total of 87,367,126 shares of common stock to the holders of common stock and preferred stock of Hydro Phi in exchange for all the equity securities of Hydro Phi , in a reverse triangular merger with our subsidiary HPT Acquisition Corp.  The merger transaction was approved at a special meeting of the common and preferred shareholders of Hydro Phi held on June 26, 2013.  The shares were issued to individuals and corporate investors, all of whom were either “accredited investors”, as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), sophisticated investors or investors located outside the United States. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.  All the shares were issued as restricted stock, and a suitable legend was placed on the certificates representing the shares to indicate the restricted nature of the shares.  The holders of these shares were not granted any registration rights.

On September 25, 2013, we issued a warrant to purchase up to 440,000 shares of common stock, exercisable at $ 0.10 per share until July 2015 to Crescendo Communications, LLC, in partial payment of consulting services.  The securities were issued to an “accredited investor,” as defined by Rule 501 of Regulation D promulgated under the Securities Act. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.  The warrant and all the underlying shares of common stock that may be issued on exercise of the warrant were issued or will be issued as restricted stock, and a suitable legend was placed or will be placed on the certificates representing the securities to indicate the restricted nature of the securities.  The holder of these securities was not granted any registration rights.

In connection with the merger transaction, we assumed outstanding warrants issued by Hydro Phi, the wholly owned subsidiary, representing the right after assumption to purchase up to 3,573,336 shares of HPT Group , at an adjusted purchase price of $0.60 per share, for a period of three years, ending in July 2016. The securities were each issued to an “accredited investor,” as defined by Rule 501 of Regulation D promulgated under the Securities Act. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The warrants and all the underlying shares of common stock that may be issued on exercise of the warrants were issued or will be issued as restricted stock, and a suitable legend was placed or will be placed on the certificates representing the securities to indicate the restricted nature of the securities.  The holders of these securities were not granted any registration rights.

ITEM 4.01 – CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On November 1, 2013, HPT Group notified ZBS Group LLP, formerly ZS Consulting Group LLP, (“ZBS”), the independent registered public accounting firm to the company, that the company had dismissed the firm because the company desired to continue to use the services of the accounting firm that had worked previously with Hydro Phi, the wholly owned subsidiary of HPT Group as a result of the reverse merger then completed.  The decision to dismiss ZBS was approved by the board of directors of HPT Group.

During the company’s period of engagement of ZBS from February 5, 2011, through November 1, 2013, there were no disagreements between the company and ZBS on any matter of accounting principles or practices, financial statement disclosure, or procedure, which disagreements, if not resolved to the satisfaction of ZBS would have caused it to make a reference to the subject matter of the disagreements in connection with their review on the financial statements of HPT Group for such periods.  There were no reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) during the company’s engagement of ZBS from February 5, 2011 through November 1, 2013.

The company provided ZBS with a copy of the disclosure in its Current Report on Form 8-K, filed on November 4, 2013, and requested that ZBS furnish the company with a letter addressed to the Securities and Exchange Commission stating whether it agrees or disagrees with the statements by the company in the Current Report on Form 8-K. A copy of that letter was attached as Exhibit 16.1 thereto.

On November 1, 2013, HPT Group engaged GBH CPAs, PC (“GBH”), 6002 Rogerdale Road, Houston, TX 77072, as its new independent registered public accounting firm. The engagement of GBH was approved by the board of directors of HPT Group on November 1, 2013.  GBH was engaged as the independent registered public accounting firm of Hydro Phi before the merger, while Hydro Phi was a private company.

During the company’s two most recent fiscal years ended June, 30, 2011 and 2012 and through November 1, 2013, neither the company nor anyone acting on its behalf consulted with GHB regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the HPT Group’s financial statements, and no written report was provided to the company or oral advice was provided that GBH concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the merger, Mr. Patrick Yore, the sole director and officer of the HPT Group , submitted his resignation pursuant to which he resigned from his positions as a director and an officer, effective immediately.  The resignation of Mr. Yore was not in connection with any known disagreement with us on any matter.

A copy of the Current Report as filed on September 25, 2013, was provided to Mr. Yore, and he was provided with the opportunity to furnish us, as promptly as possible,  a letter addressed stating whether he disagrees with the statements made by us in this report. No such letter has been received by us.

Mr. Roger M. Slotkin was appointed the sole director and the Chief Executive Officer of HPT Group, and Messrs. Roger M. Slotkin, Reid Meyer, Jonathan Goldman and D. Scott Smith were appointed the Chief Executive Officer, Chief Operating Officer, Chief Technology Officer and Senior Vice President – Sales Marketing Distribution, respectively, of Hydro Phi.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01, 5.01 and 5.02 of this report, which disclosure is incorporated herein by reference.  The HPT Group ceased being a shell company on September 25, 2013.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)

Audited Financial Statements of Hydro Phi Technologies, Inc. for the years ended March 31, 2013 and 2012, and the audit report of GBH CPAs, PC are included in this Current Report on Form 8-K.  Also included are the unaudited financial statements for the quarter ended June 30, 2013 and 2012.

Pro-Forma Combined Financial Statement of HPT Group (formerly “Big Clix Corp.”) and Hydro Phi Technologies, Inc., taking into account the acquisition of Hydro Phi Technologies, Inc., as of and for the twelve months ended March 31, 2013, are included in this amended Current Report on Form 8-K.

(d)

Exhibits

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated July 15, 2013, among the Registrant , HPT Acquisition Corp., and Hydro Phi Technologies, Inc. *

10.2	Form of Amendment to the Agreement and Plan of Merger. *

10.3	Form of Management Consulting Agreement between Crescendo Communications, LLC and Hydro Phi Technologies, Inc. *

10.4	Form of Warrant Agreement, issued by Registrant July 24, 2013, in connection with the Management Consulting Agreement with Crescendo Communications, LLC. *

10.5	Form of Warrant Agreement issued by Hydro Phi and assumed by the Registrant – Assumption Agreement, attached. *

10.6	Form of Employment Agreement between Registrant (subsidiary) and Roger Slotkin.+

23.1	Consent of Independent Auditors re financial statements included in Current Report. +

*

Previously filed with Current Report on Form 8-K

+

Filed herewith

TABLE OF CONTENTS

Audited Financial Statements of Hydro Phi Technologies, Inc. for

the Years Ended March 31, 2013 and 2012

Unaudited Interim Financial Statements of Hydro Phi Technologies, Inc. for

the Three Months Ended June 30, 2013 and 2012

Unaudited Balance Sheets as of June 30, 2013 and March 31, 2013	F-15
Unaudited Statements of Operations for the three months ended June 30, 2013 and 2012	F-16
Unaudited Statements of Cash Flows for the three months ended June 30, 2013 and 2012	F-17
Unaudited Notes to Financial Statements	F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hydro Phi Technologies, Inc.

Doraville, Georgia

We have audited the accompanying balance sheets of Hydro Phi Technologies, Inc. as of March 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended.  Hydro Phi Technologies, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydro Phi Technologies, Inc. as of March 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Hydro Phi Technologies, Inc. will continue as a going concern.  As discussed in Note 1 to the financial statements, Hydro Phi Technologies, Inc. has recently commenced its planned operations, and has a net working capital deficiency at most recent fiscal yearend that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 12 to the financial statements, the Company has restated its financial statements as of March 31, 2013 and 2012 and for the years then ended to correct an error related to the gain on settlement of accrued compensation.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 12, 2013, except as to Note 12 which is as of November 22, 2013

HYDRO PHI TECHNOLOGIES, INC.

BALANCE SHEETS

As of March 31, 2013 and 2012

	2013	2012
ASSETS	(Restated)	(Restated)

Current Assets
Cash and cash equivalents	$117	$31,167
Accounts receivable	-	11,180
Prepaid expenses and other current assets	6,569	10,319
Total Current Assets	6,686	52,666

Property and equipment, net	9,659	38,437
Intangible assets, net	838,500	903,500

Total Assets	$854,845	$994,603

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$1,340,151	$839,424
Accounts payable and accrued liabilities – related parties	1,083,237	637,738
Accrued compensation	2,850,215	2,595,212
Advance from customer	60,800	60,800
Notes payable	3,461,218	3,461,218
Note payable – related party	2,867,500	2,867,500
Convertible notes payable – related party	2,674,492	1,033,960
Total Current Liabilities	14,337,613	11,495,852

Commitment and contingencies

Stockholders’ Deficit
Series A preferred stock, $0.0001 par value, 53,000,000 shares authorized; 693,000 shares issued and outstanding	69	69
Common stock, $0.0001 par value, 350,000,000 shares authorized; 32,000,000 and 29,560,667 shares issued and outstanding	3,200	2,956
Additional paid-in capital	2,719,081	2,716,886
Accumulated deficit	(16,205,118)	(13,221,160)
Total Stockholders’ Deficit	(13,482,768)	(10,501,249)

Total Liabilities and Stockholders’ Deficit	$854,845	$994,603

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

For the years ended March 31, 2013 and 2012

	2013	2012
		(Restated)
Revenues	$53,700	$194,473

Operating expenses:
General and administrative	1,759,009	2,984,932
Research and development	468,042	460,144
Depreciation and amortization	73,913	76,182
(Gain) loss on disposal of property and equipment	17,875	(4,811)
Total operating expense	2,318,839	3,516,447

Operating loss	(2,265,139)	(3,321,974)

Other expense:
Interest expense	718,819	565,383

Total other expense	718,819	565,383

Net loss	$(2,983,958)	$(3,887,357)

Net loss per common share – basic and diluted	$(0.09)	$(0.13)

Weighted average common shares outstanding – basic and diluted	31,518,817	29,560,667

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the years ended March 31, 2013 and 2012

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Par	Capital	Deficit	Deficit
Balances – March 31, 2011		$-	29,294,000	$2,929	$26,365	$(9,333,803)	$(9,304,509)
Preferred shares issued for cash	693,000	69	-	-	692,931	-	693,000
Common shares issued for cash	-	-	266,667	27	240	-	267
Forgiveness of debt from related parties	-	-	-	-	1,997,350	-	1,997,350
Net loss	-	-	-	-	-	(3,887,357)	(3,887,357)

Balances – March 31, 2012 (Restated)	693,000	69	29,560,667	2,956	2,716,886	(13,221,160)	(10,501,249)
Shares issued for services	-	-	2,419,333	242	2,177	-	2,419
Shares issued for equipment	-	-	20,000	2	18	-	20
Net loss	-	-	-	-	-	(2,983,958)	(2,983,958)

Balances – March 31, 2013 (Restated)	693,000	$69	32,000,000	$3,200	$2,719,081	$(16,205,118)	$(13,482,768)

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

For the years ended March 31, 2013 and 2012

	2013	2012
		(Restated)
Cash Flows From Operating Activities
Net loss	$(2,983,958)	$(3,887,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	12,951	58,327
Depreciation and amortization	73,913	76,182
Shares issued for services	2,419	-
(Gain) loss on disposal of property and equipment	17,875	(4,811)
Changes in operating assets and liabilities:
Accounts receivable	(1,771)	43,466
Prepaid expenses and other current assets	3,750	1,181
Accounts payable and accrued liabilities	500,747	531,696
Accounts payable and accrued liabilities – related parties	445,499	254,474
Accrued compensation	255,003	697,606
Net Cash Used in Operating Activities	(1,673,572)	(2,229,236)

Cash Flows From Investing Activities
Purchase of intangible assets	-	(350,000)
Purchases of property and equipment	(3,010)	(10,660)
Proceeds from sale of property and equipment	5,000	10,500
Net Cash Provided by (Used in) Investing Activities	1,990	(350,160)

Cash Flows From Financing Activities
Proceeds from notes payable	-	569,733
Proceeds from convertible notes – related party	1,640,532	883,960
Proceeds from sale of preferred shares	-	693,000
Proceeds from sale of common shares	-	267

Net Cash Provided by Financing Activities	1,640,532	2,146,960

Net Decrease in Cash and Cash Equivalents	(31,050)	(432,436)
Cash and Cash Equivalents – Beginning of Year	31,167	463,603

Cash and Cash Equivalents – End of Year	$117	$31,167

Supplemental Disclosures of Cash Flows Information
Cash paid for income tax	$-	$-
Cash paid for interest	$-	$-

Noncash Investing and Financing Activities
Shares issued for equipment	$20	$-
Forgiveness of debt from related parties	$-	$1,997,350

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

Notes to Financial Statements

1.  ORGANIZATION AND BUSINESS

Hydro Phi Technologies, Inc. (“the Company” or “Hydro Phi”) was incorporated on April 21, 2008 under the laws of the State of Wyoming. In August 2010, with the relocation of its Research and Development Office from Maine to Georgia, the Company reincorporated under the laws of the State of Delaware and is currently a Delaware corporation.

The Company is a fuel efficiency company that has created a transformational water-based technology. The Company has been engaged in the research and development of “green energy” solutions primarily for the transportation industry since its inception.  In 2010, the Company concluded its phase one of its research and development phase and started to generate revenues. The Company’s priority market segments are: logistics, trucking, heavy equipment, marine and agriculture, where rising fuel costs and upcoming emission regulations necessitate the development of new, ground-breaking technologies.  In the future, the continual improvement process at Hydro Phi will focus on miniaturization, data collection, application-specific designs and further efficiency enhancements.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has recently commenced its planned operations, has a net working capital deficiency at its most recent fiscal yearend, has an accumulated deficit of approximately $14 million through March 31, 2013, and has had negative cash flows each year from its operations through March 31, 2013.  Management is currently pursuing a business strategy which includes raising the necessary funds to finance the Company's research, development, marketing and manufacturing efforts.  While pursuing this business strategy, the Company is expected to continue operating at a loss with negative operating cash flows.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's ability to survive.

2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared using the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on its historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance. As of March 31, 2013 and 2012, the allowance for doubtful accounts was $0. For the years ended March 31, 2013 and 2012, the Company recorded bad debt expenses of $12,951 and $58,327, respectively.

F-10

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and improvements are capitalized while minor replacements and maintenance and repairs, which do not improve or extend the life of such assets, are charged to operations as incurred.  Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in the statement of operations.  Depreciation is calculated using the straight-line method which depreciates the assets over the estimated useful lives of the depreciable assets ranging from three to seven years.

Intangible Assets

Intangible assets include patent applications.  Intangible assets with definite useful lives are recorded on the basis of cost and are amortized on a straight-line basis over their estimated useful lives.  The Company uses a useful life of 10 years for patents.  The Company evaluates the remaining useful life of intangible assets annually to determine whether events and circumstances warrant a revision to the remaining amortization period. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over that revised remaining useful life.  At March 31, 2013 and 2012, no revision to the remaining amortization period of the intangible assets was made.

Impairment of Long-lived Assets

The Company reviews the carrying value of the long-lived assets periodically to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors the Company considers in making the evaluation are changes in market position and profitability. If facts and circumstances exist which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the asset group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The fair value of current financial assets and current financial liabilities approximates their carrying value because of the short-term maturity of these financial instruments.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

F-10

Research and Development

Research and development costs are expensed as incurred. For the years ended March 31, 2013 and 2012, the Company recorded research and development expense of $468,042 and $460,144, respectively.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period.  The calculation of diluted earnings (loss) per common share assumes the dilutive effect of stock options, warrants and any other potentially dilutive securities outstanding.  During a loss period, the potentially dilutive securities have an anti-dilutive effect and are not included in the calculation of dilutive net loss per common share.  For the year ended March 31, 2013, potentially issuable shares, including Series A preferred stock convertible to 693,000 shares of the Company’s common stock and notes payable convertible to 70,818,543 shares of the Company’s common stock, have been excluded from the calculation.  For the year ended March 31, 2012, potentially issuable shares, including Series A preferred stock convertible to 693,000 shares of the Company’s common stock and notes payable convertible to 20,679,200 shares of the Company’s common stock, have been excluded from the calculation.

Subsequent Events

The Company’s management reviewed all material events through the issuance date of this report for disclosure purpose.

Recent Accounting Pronouncements

The Company does not expect that any recently issued accounting pronouncements will have a significant impact on the results of operations, financial position, or cash flows of the Company.

3.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	March 31, 2013	March 31, 2012
Machinery and equipment	$8,387	$50,672
Computer equipment	5,840	5,840
Computer software	12,820	10,660
Office furniture and equipment	850	-

Subtotal	27,897	67,172
Less: accumulated depreciation	(18,238)	(28,735)

Total property and equipment, net	$9,659	$38,437

Depreciation expense for the years ended March 31, 2013 and 2012 was $8,913 and $11,182, respectively.

During the year ended March 31, 2012, the Company received $10,500 proceeds from sale of its equipment and recorded gain on disposal of property and equipment of $4,811. During the year ended March 31, 2013, the Company received $5,000 proceeds from sale of its equipment and recorded loss on disposal of property and equipment of $17,875.

F-10

4.  INTANGIBLE ASSETS

Intangible assets consisted of the following:

	March 31, 2013	March 31, 2012
Hydrogen On Demand Intellectual Property	$650,000	$650,000
D2 Hydrogen Technology Intellectual Property	350,000	350,000
Other	1,000	1,000

Subtotal	1,001,000	1,001,000
Less: accumulated amortization	(162,500)	(97,500)

Total intangible assets, net	$838,500	$903,500

In January 2009 and April 2011, the Company entered into agreements and obtained Hydrogen On Demand Technology. This intellectual property was valued at $650,000, based on the par value of the shares of common stock issued of $20,000 and $630,000 cash paid by the Company. The Company amortizes the cost over the estimated useful life of 10 years.

On July 5, 2011, the Company entered into an agreement where the Company paid $350,000 to acquire a license to use D2 Hydrogen Technology from an inventor.  As of the date of this report, the Company considered that this license has an indefinite life because the underlying product is still under the Company’s current development. The Company will start to record amortization of this license once the research and development efforts are completed.

For the years ended March 31, 2013 and 2012, amortization expense recorded by the Company on the intangible assets was $65,000.

5.  NOTES PAYABLE

At March 31, 2013 and 2012, notes payable consisted of the following:

	March 31, 2013	March 31, 2012

Notes payable to acquire certain intangible asset, with an undetermined maturity date (at the board of directors discretion) and accrues no interest, unsecured	$320,000	$320,000
Notes payable to shareholders, unsecured, payable at an undermined maturity date (at the board of directors discretion), and accrues interest at 7.5% annually (“7.5% Angel Notes”)	1,793,085	1,793,085
Notes payable to shareholders, unsecured, payable at an undermined maturity date (at the board of directors discretion), and accrues interest at 15% annually (“15% Angel Notes”)	1,348,133	1,348,133

Total notes payable	$3,461,218	$3,461,218

6.  NOTE PAYABLE – RELATED PARTY

On September 24, 2010, the Company issued a $2,867,500 promissory note to a related party. The principal amount due under this promissory note has been loaned to the Company in a series of advances during fiscal year ended March 31, 2010 and 2009. The note accrues interest at 6% from the funding date. The note matures on the earlier of: 1) a change of control transaction as defined in the note; 2) the written consent of the Board of Directors of the Company. The Company agrees not to make any payment with respect to this note until the entire outstanding principal and accrued interest due under the 7.5% Angel Notes and 15% Angel Notes have been paid in full. Notwithstanding the above, this related party has agreed to convert this promissory note to equity on the same terms and conditions offered to all the other Angel Investors subsequent to March 31, 2013. Accrued and unpaid interest will continue to remain on the books, payable at the discretion of the Company’s board of directors.

As of March 31, 2013 and 2012, outstanding principal balance of this promissory note was $2,867,500.

7.  CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On February 28, 2013, the Company issued convertible notes to a principal owner of the Company and other associated or related parties for principal amount up to $3,000,000. The principal amount due under these convertible notes has been advanced to the Company since September 14, 2009. The notes accrue interest at a rate of 10% per annum, or the interest rate paid to any unrelated third party lender or investor, whichever is higher. For the years ended March 31, 2013 and 2012, the effective interest rate was 10% as agreed by the note holders, notwithstanding that the maximum interest rate applicable was 15%.  The applicable interest rate is to apply for the entire loan period at the discretion of the lender. The notes are due on demand, secured by all assets of the Company and convertible to the Company’s common shares before December 31, 2014 at the conversion rate of either $0.05 or $0.03.

The Company has evaluated the conversion feature of the notes under ASC470 and concluded that they do not contain financial derivatives.  The conversion rate on the notes at the date of issuance exceeded the fair value of the common stock; therefore, no beneficial conversion feature was recorded.

During the years ended March 31, 2013 and 2012, the Company received proceeds of $1,640,532 and $883,960, respectively, from related party convertible notes. As of March 31, 2013 and 2012, outstanding balance of the convertible notes was $2,674,492 and $1,033,960, respectively, and the related accrued interest was $248,573 and $33,647, respectively.

F-14

8.  INCOME TAXES

The Company had federal NOL carry forwards of approximately $10 million as of March 31, 2013. The NOL is available to offset future taxable income and begins to expire in 2028. Under Section 382 of the Internal Revenue Code, the NOL may be limited as a result of a change in control. The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As of March 31, 2013 and 2012, the Company established valuation allowances equal to the full amount of the net deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

For the years ended March 31, 2013 and 2012, no amounts have been recognized for uncertain tax positions and no amounts have been recognized related to interest or penalties related to uncertain tax positions. The Company has determined that it is not reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

9.  EQUITY TRANSACTIONS

Common Stock

The Company has 350,000,000 authorized common shares.

On July 19, 2012, the Company's stockholders approved a reverse split of the Company's issued and outstanding shares of common stock, par value $0.0001, at a ratio of 10:1, such that every 10 shares of common stock became 1 share of common stock, without amending the Company's total number of authorized common shares. All share numbers or per share information presented give effect to the reverse stock split.

During the year ended March 31, 2012, the Company issued 266,667 common shares for cash of $267.

During the year ended March 31, 2013, the Company issued 20,000 shares to purchase certain equipment, recorded at their par value of $20, and issued 2,419,333 shares for services, recorded at their fair value of $2,419.

Series A Preferred Stock

The Company has 53,000,000 authorized preferred shares. The shares are entitled to dividend declared by the Company’s board of directors on an as-if converted to common stock basis.

Each Series A Preferred share is convertible into 1 share of the Company’s common stock. Holders of the Series A Preferred shares are entitled to vote on all matters subject to a vote of holders of common stock. Each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Preferred stock could be converted.

Series A Preferred shares have a liquidation preference of $1 each, plus any declared but unpaid dividends in the event of a dissolution, liquidation or winding up of the Company.

During the year ended March 31, 2012, the Company issued 693,000 shares of Series A Preferred shares for cash of $693,000.

10.  RELATED PARTY TRANSACTIONS

From time to time, the Company receives advances from its officers and stockholders for its operations. As of March 31, 2013 and 2012, the Company owed $107,300 and $48,777, respectively, to its related parties.

F-14

In order to attract competent and talented employees and officers, the Company has entered into formal employment agreements with its key employees and officers.  The Company has provided for accrued compensation with employees and officers who have participated in active management roles and worked without pay or limited pay. The accrued compensation as of March 31, 2013 and 2012 was $2,850,215 and $2,595,211, respectively.  There is no set date for payment of this accrued expense. Payment of the accrued compensation is conditional upon the success of the Company and the approval of the Board of Directors of the Company. During fiscal year ended March 31, 2012, two of the Company’s officers agreed to waive their right to receive compensation accrued.

As of March 31, 2013 and 2012, the Company has a note payable to a related party in the amount of $2,867,500 and related accrued interest of $727,364 and $555,314, respectively. See Note 6 for details.

As of March 31, 2013 and 2012, outstanding balances of the convertible notes payable to the related parties were $2,674,492 and $1,033,960, respectively. Accrued interest related to the notes was $248,573 and $33,647 at March 31, 2013 and 2012, respectively. See Note 7 for details.

Historically, the Company’s research, development, marketing and capital raising program relied on the continued support of related parties, their families and friends.  Absent a significant capital raise from outside of the current shareholders, if these related parties, families and friends ceased providing these services on the current terms offered, the Company’s ability to continue in existence could be in jeopardy.

11.  COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its Executive and Research & Development offices in Doraville, Georgia.  This lease was renewed on January 1, 2012 and was extended through December 31, 2013 at a monthly rental of $2,818.

The Company has the free use of its Administration office in Pasadena, Texas from a related party, on a month-to-month basis.

Legal Issues

The Company, from time to time, may be a party to claims and legal proceedings generally incidental to its business.  In the opinion of the management, after consultation with the Company’s legal counsel, there were no legal matters that are likely to have a material adverse effect on the Company’s financial position as of March 31, 2013 and 2012 and the results of operations or cash flows for the years ended March 31, 2013 and 2012.

12. RESTATEMENT

During fiscal year ended March 31, 2012, two of the Company’s officers agreed to waive their right to receive compensation accrued. The Company originally recorded $1,997,350 as gain on settlement of accrued compensation. The transaction is between related entities and is in essence a capital transaction. Accordingly, the Company has removed the $1,997,350 from gain on settlement of accrued compensation and increase additional paid-in capital.

The impacts of the restatement on the accompanying balance sheet as of March 31, 2013 are as follows:

	As original reported	Change	As restated
Additional paid-in capital	721,731	1,997,350	2,719,081
Accumulated deficit	(14,207,768)	(1,997,350)	(16,205,118)

The impacts of the restatement on the accompanying balance sheet as of March 31, 2012 are as follows:

	As original reported	Change	As restated
Additional paid-in capital	719,536	1,997,350	2,716,886
Accumulated deficit	(11,223,810)	(1,997,350)	(13,221,160)

F-14

The impacts of the restatement on the accompanying statement of operations for the year ended March 31, 2012 are as follows:

	As original reported	Change	As restated
Gain on settlement of accrued compensation	(1,997,350)	1,997,350	-
Net loss	(1,890,007)	(1,997,350)	(3,887,357)
Loss per common share – basic and diluted	(0.06)		(0.13)

HYDRO PHI TECHNOLOGIES, INC.

UNAUDITED BALANCE SHEETS

As of June 30, 2013 and March 31, 2013

	June 30, 2013	March 31, 2013
ASSETS	(Restated)	(Restated)

Current Assets
Cash and cash equivalents	$60,987	$117
Prepaid expenses and other current assets	6,569	6,569
Total Current Assets	67,556	6,686

Property and equipment, net	8,384	9,659
Intangible assets, net	822,250	838,500

Total Assets	$898,190	$854,845

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$1,327,045	$1,340,151
Accounts payable and accrued liabilities – related parties	1,202,835	1,083,237
Accrued compensation	2,920,964	2,850,215
Advance from customer	60,800	60,800
Notes payable	3,461,218	3,461,218
Note payable – related party	2,867,500	2,867,500
Convertible notes payable – related party	3,212,068	2,674,492
Total Current Liabilities	15,052,430	14,337,613

Commitment and contingencies

Stockholders’ Deficit
Series A preferred stock, $0.0001 par value, 53,000,000 shares authorized; 693,000 shares issued and outstanding	69	69
Common stock, $0.0001 par value, 350,000,000 shares authorized; 32,000,000 shares issued and outstanding	3,200	3,200
Additional paid-in capital	2,719,081	2,719,081
Accumulated deficit	(16,876,590)	(16,205,118)
Total Stockholders’ Deficit	(14,154,240)	(13,482,768)

Total Liabilities and Stockholders’ Deficit	$898,190	$854,845

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

UNAUDITED STATEMENTS OF OPERATIONS

For the three months ended June 30, 2013 and 2012

	2013	2012
Revenues	$-	$24,145

Operating expenses:
General and administrative	369,601	436,242
Research and development	83,425	59,769
Depreciation and amortization	17,525	19,284
Loss on disposal of property and equipment	-	22,875
Total operating expense	470,551	538,170

Operating loss	(470,551)	(514,025)

Other expenses:
Interest expense	200,921	156,489

Total other expense	200,921	156,489

Net loss	$(671,472)	$(670,514)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding – basic and diluted	32,000,000	30,069,978

See accompanying notes to financial statements.

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

For the three months ended June 30, 2013 and 2012

	2013	2012
Cash Flows From Operating Activities
Net loss	$(671,472)	$(670,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	-	4,901
Depreciation and amortization	17,525	19,284
Shares issued for services	-	2,419
(Gain) loss on disposal of property and equipment	-	22,875
Changes in operating assets and liabilities:
Accounts receivable	-	6,279
Prepaid expenses and other current assets	-	4,000
Accounts payable and accrued liabilities	(13,106)	190,714
Accounts payable and accrued liabilities – related parties	119,598	99,748
Accrued compensation	70,749	99,252
Net Cash Used in Operating Activities	(476,706)	(221,041)

Cash Flows From Financing Activities
Proceeds from convertible notes – related party	537,576	192,608

Net Cash Provided by Financing Activities	537,576	192,608

Net Increase (Decrease) in Cash and Cash Equivalents	60,870	(28,433)
Cash and Cash Equivalents – Beginning of Period	117	31,167

Cash and Cash Equivalents – End of Period	$60,987	$2,734

Supplemental Disclosures of Cash Flows Information
Cash paid for income tax	$-	$-
Cash paid for interest	$-	$-

Noncash Investing and Financing Activities
Shares issued to purchase equipment	$-	$20

See accompanying notes to financial statements.

HYDRO PHI TECHNOLOGIES, INC.

Unaudited Notes to Financial Statements

1.  ORGANIZATION AND BUSINESS

Hydro Phi Technologies, Inc. (“the Company” or “Hydro Phi”) was incorporated on April 21, 2008 under the laws of the State of Wyoming. In August 2010, with the relocation of its Research and Development Office from Maine to Georgia, the Company reincorporated under the laws of the State of Delaware and is currently a Delaware corporation.

The Company is a fuel efficiency company that has created a transformational water-based technology. The Company has been engaged in the research and development of “green energy” solutions primarily for the transportation industry since its inception.  In 2010, the Company concluded its phase one of its research and development phase and started to generate revenues. The Company’s priority market segments are: logistics, trucking, heavy equipment, marine and agriculture, where rising fuel costs and upcoming emission regulations necessitate the development of new, ground-breaking technologies.  In the future, the continual improvement process at Hydro Phi will focus on miniaturization, data collection, application-specific designs and further efficiency enhancements.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has recently commenced its planned operations, has a net working capital deficiency at June 30, 2013, and has an accumulated deficit of approximately $15 million as of June 30, 2013.  The company also has had negative cash flows for the three months ended from its operations through June 30, 2013.  Management is currently pursuing a business strategy which includes raising the necessary funds to finance the Company's research, development, marketing and manufacturing efforts.  While pursuing this business strategy, the Company is expected to continue operating at a loss with negative operating cash flows.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's ability to survive.

2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements of the Company have been prepared using the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2013. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for the year ended March 31, 2013 have been omitted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less to be cash equivalents.

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Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on its historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance. As of June 30, 2013 and March 31, 2013, the allowance for doubtful accounts was $0. For the period ended June 30, 2013 and June 30, 2012, the Company recorded $0 and $4,901 bad debt expenses, respectively.

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and improvements are capitalized while minor replacements and maintenance and repairs, which do not improve or extend the life of such assets, are charged to operations as incurred.  Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in the statement of operations.  Depreciation is calculated using the straight-line method which depreciates the assets over the estimated useful lives of the depreciable assets ranging from three to seven years.

Intangible Assets

Intangible assets include patent applications.  Intangible assets with definite useful lives are recorded on the basis of cost and are amortized on a straight-line basis over their estimated useful lives.  The Company uses a useful life of 10 years for patents.  The Company evaluates the remaining useful life of intangible assets annually to determine whether events and circumstances warrant a revision to the remaining amortization period. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over that revised remaining useful life.  At June 30, 2013 and March 31, 2013, no revision to the remaining amortization period of the intangible assets was made.

Impairment of Long-lived Assets

The Company reviews the carrying value of the long-lived assets periodically to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors the Company considers in making the evaluation are changes in market position and profitability. If facts and circumstances exist which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the asset group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

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Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The fair value of current financial assets and current financial liabilities approximates their carrying value because of the short-term maturity of these financial instruments.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

Research and Development

Research and development costs are expensed as incurred. For the three months periods ended June 30, 2013 and 2012, the Company recorded research and development expense of $83,425 and $59,769, respectively.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period.  The calculation of diluted earnings (loss) per common share assumes the dilutive effect of stock options, warrants and any other potentially dilutive securities outstanding.  During a loss period, the potentially dilutive securities have an anti-dilutive effect and are not included in the calculation of dilutive net loss per common share.  For the three months ended June 30, 2013, potentially issuable shares, including Series A preferred stock convertible to 693,000 shares of the Company’s common stock and notes payable convertible to 88,737,743 shares of the Company’s common stock, have been excluded from the calculation.

Subsequent Events

The Company’s management reviewed all material events through the issuance date of this report for disclosure purpose.

Recent Accounting Pronouncements

The Company does not expect that any recently issued accounting pronouncements will have a significant impact on the results of operations, financial position, or cash flows of the Company.

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3.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2013	March 31, 2013

Machinery and equipment	$8,387	$8,387
Computer equipment	5,840	5,840
Computer software	12,820	12,820
Office furniture and equipment	850	850

Subtotal	27,897	27,897
Less: accumulated depreciation	(19,513)	(18,238)

Total property and equipment, net	$8,384	$9,659

Depreciation expense for the three month periods ended June 30, 2013 and 2012 was $1,275 and $3,034, respectively.

During the three months period ended June 30, 2012, the Company received no proceeds from disposal of its equipment and recorded loss on disposal of property and equipment of $22,875.

4.  INTANGIBLE ASSETS

Intangible assets consisted of the following:

	June 30, 2013	March 31, 2013

Hydrogen On Demand Intellectual Property	$650,000	$650,000
D2 Hydrogen Technology Intellectual Property	350,000	350,000
Other	1,000	1,000

Subtotal	1,001,000	1,001,000
Less: accumulated amortization	(178,750)	(162,500)

Total intangible assets, net	$822,250	$838,500

In January 2009 and April 2011, the Company entered into agreements and obtained Hydrogen On Demand Technology. This intellectual property was valued at $650,000, based on the par value of the shares of common stock issued of $20,000 and $630,000 cash paid by the Company. The Company amortizes the cost over the estimated useful life of 10 years.

On July 5, 2011, the Company entered into an agreement where the Company paid $350,000 to acquire a license to use D2 Hydrogen Technology from an inventor.  As of the date of this report, the Company considered that this license has an indefinite life because the underlying product is still under the Company’s current development. The Company will start to record amortization of this license once the research and development efforts are completed.

For the periods ended June 30, 2013 and 2012, amortization expense recorded by the Company on the intangible assets was $16,250.

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5.  NOTES PAYABLE

At June 30, 2013 and March 31, 2013, notes payable consisted of the following:

	June 30, 2013	March 31, 2013

Notes payable to acquire certain intangible asset, with an undetermined maturity date (at the board of directors discretion) and accrues no interest, unsecured	$320,000	$320,000
Notes payable to shareholders, unsecured, payable at an undermined maturity date (at the board of directors discretion), and accrues interest at 7.5% annually (“7.5% Angel Notes”)	1,793,085	1,793,085
Notes payable to shareholders, unsecured, payable at an undermined maturity date (at the board of directors discretion), and accrues interest at 15% annually (“15% Angel Notes”)	1,348,133	1,348,133

Total notes payable	$3,461,218	$3,461,218

6.  NOTE PAYABLE – RELATED PARTY

On September 24, 2010, the Company issued a $2,867,500 promissory note to a related party. The principal amount due under this promissory note has been loaned to the Company in a series of advances during fiscal year ended March 31, 2010 and 2009. The note accrues interest at 6% from the funding date. The note matures on the earlier of: 1) a change of control transaction as defined in the note; 2) the written consent of the Board of Directors of the Company. The Company agrees not to make any payment with respect to this note until the entire outstanding principal and accrued interest due under the 7.5% Angel Notes and 15% Angel Notes have been paid in full. Notwithstanding the above, this related party has agreed to convert this promissory note to equity on the same terms and conditions offered to all the other Angel Investors subsequent to March 31, 2013. Accrued and unpaid interest will continue to remain on the books, payable at the discretion of the Company’s board of directors.

As of June 30, 2013 and March 31, 2013, outstanding principal balance of this promissory note was $2,867,500.

7.  CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On February 28, 2013, the Company issued convertible notes to a principal owner of the Company and other associated or related parties for principal amount up to $3,000,000. The principal amount due under these convertible notes has been advanced to the Company since September 14, 2009. The notes accrue interest at a rate of 10% per annum, or the interest rate paid to any unrelated third party lender or investor, whichever is higher. For the periods ended June 30, 2013, and March 31, 2013, the effective interest rate was 10% as agreed by the note holders, notwithstanding that the maximum interest rate applicable was 15%.  The applicable interest rate is to apply for the entire loan period at the discretion of the lender. The notes are due on demand, secured by all assets of the Company and convertible to the Company’s common shares before December 31, 2014 at the conversion rate of either $0.05 or $0.03.

The Company has evaluated the conversion feature of the notes under ASC470 and concluded that they do not contain financial derivatives.  The conversion rate on the notes at the date of issuance exceeded the fair value of the common stock; therefore, no beneficial conversion feature was recorded.

During the three months ended June 30, 2013, the Company received proceeds of $537,575 from related party convertible notes. As of June 30, 2013 and March 31, 2013, outstanding balance of the convertible notes was $3,212,068 and $2,674,492, respectively, and the related accrued interest was $322,200 and $248,573, respectively.

F-26

8.  INCOME TAXES

The Company had federal NOL carry forwards of approximately $11 million as of June 30, 2013. The NOL is available to offset future taxable income and begins to expire in 2028. Under Section 382 of the Internal Revenue Code, the NOL will be limited as a result of a change in control. The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As of June 30, 2013 and March 31, 2013, the Company established valuation allowances equal to the full amount of the net deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

For the three months ended June 30, 2013, no amounts have been recognized for uncertain tax positions and no amounts have been recognized related to interest or penalties related to uncertain tax positions. The Company has determined that it is not reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

9.  EQUITY TRANSACTIONS

Common Stock

The Company has 350,000,000 authorized common shares.

On July 19, 2012, the Company's stockholders approved a reverse split of the Company's issued and outstanding shares of common stock, par value $0.0001, at a ratio of 10:1, such that every 10 shares of common stock becomes 1 share of common stock, without amending the Company's total number of authorized common shares. All share numbers or per share information presented give effect to the reverse stock split.

During the three months ended June 30, 2012, the Company issued 20,000 shares to purchase certain equipment, recorded at their par value of $20, and issued 2,419,333 shares for services, recorded at their fair value of $2,419.

10.  RELATED PARTY TRANSACTIONS

From time to time, the Company receives advances from its officers and stockholders for its operations. As of June 30, 2013 and March 31, 2013, the Company owed $110,258 and $107,300, respectively, to its related parties.

In order to attract competent and talented employees and officers, the Company has entered into formal employment agreements with its key employees and officers.  The Company has provided for accrued compensation with employees and officers who have participated in active management roles and worked without pay or limited pay.  The accrued compensation as of June 30, 2013 and March 31, 2013 was $2,920,964 and $2,850,215, respectively.  There is no set date for payment of this accrued expense. Payment of the accrued compensation is conditional upon the success of the Company and the approval of the Board of Directors of the Company.

As of June 30, 2013 and March 31, 2013, the Company has a note payable to a related party in the amount of $2,867,500 and related accrued interest of $770,377 and $727,364, respectively. See Note 6 for details.

As of June 30, 2013 and March 31, 2013, outstanding balances of the convertible notes payable to the related parties were $3,212,068 and $2,674,492, respectively. Accrued interest related to the notes was $322,200 and $248,573 at June 30, 2013 and March 31, 2013, respectively. See Note 7 for details.

Historically, the Company’s research, development, marketing and capital raising program relied on the continued support of related parties, their families and friends.  Absent a significant capital raise from outside of the current shareholders, if these related parties, families and friends ceased providing these services on the current terms offered, the Company’s ability to continue in existence could be in jeopardy.

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11.  COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its Executive and Research & Development offices in Doraville, Georgia.  This lease was renewed on January 1, 2012 and was extended through December 31, 2013 at a monthly rental of $2,818.

The Company has the free use of its Administration office in Pasadena, Texas from a related party, on a month-to-month basis.

Legal Issues

The Company, from time to time, may be a party to claims and legal proceedings generally incidental to its business.  In the opinion of the management, after consultation with the Company’s legal counsel, there were no legal matters that are likely to have a material adverse effect on the Company’s financial position as of June 30, 2013 and March 31, 2013 and the results of operations or cash flows for the three months ended June 30, 2013 and 2012.

12.  Subsequent Events

Issuance of Promissory Notes

On September 4, 2013, the Company issued $65,000 promissory notes to third parties. The notes bear interest at 8% per annum and mature on August 31, 2014. Warrants to purchase 1,040,000 shares of the Company’s common stock exercisable at $0.15 per share were issued in connection with the notes. These warrants expire on July 15, 2016. $44,155 was recorded as discount on the notes to be amortized to interest expense over the term of the notes.

On September 4, 2013, the Company also issued $65,000 promissory notes to related parties. The notes bear interest at 8% per annum and mature on August 31, 2014.

Reverse Acquisition

On September 25, 2013, the Company consummated an amended Agreement and Plan of Merger (the “Merger Agreement”) with Hydrophi Technologies Group, Inc. (“HPT Group”, formerly Big Clix, Corp.) and HPT Acquisition Corp., a Delaware corporation (“HPT”), which was a wholly-owned subsidiary of HPT Group and established solely to implement the merger.  Pursuant to the Merger Agreement, HPT merged with and into Hydro Phi, with Hydro Phi being the surviving company, in an exchange of all the equity securities of the Hydro Phi for common stock of the HPT Group.  As a result of the transaction, the shareholders of the Company became the controlling shareholders of HPT Group. The transaction was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein the Company is considered the acquirer for accounting and financial reporting purposes.

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13. Restatement

During fiscal year ended March 31, 2012, two of the Company’s officers agreed to waive their right to receive compensation accrued. The Company originally recorded $1,997,350 as gain on settlement of accrued compensation. The transaction is between related entities and is in essence a capital transaction. Accordingly, the Company has removed the $1,997,350 from gain on settlement of accrued compensation and increase additional paid-in capital.

The impacts of the restatement on the accompanying balance sheet as of June 30, 2013 are as follows:

	As original reported	Change	As restated
Additional paid-in capital	721,731	1,997,350	2,719,081
Accumulated deficit	(14,879,240)	(1,997,350)	(16,876,590)

The impacts of the restatement on the accompanying balance sheet as of March 31, 2013 are as follows:

	As original reported	Change	As restated
Additional paid-in capital	721,731	1,997,350	2,719,081
Accumulated deficit	(14,207,768)	(1,997,350)	(16,205,118)

Unaudited Pro Forma Financial Information

The following unaudited pro forma combined financial information reflects the historical results of  Hydrophi Technologies Group Inc. (“HPT Group”, formerly Big Clix, Corp.) as adjusted on a pro forma basis to give effect to HPT Group’s acquisition of the operating subsidiary, Hydro Phi Technologies, Inc. (“Hydro Phi”) (“Acquisition”).

The unaudited pro forma combined balance sheet is based on the unaudited June 30, 2013 balance sheets of HPT Group and Hydro Phi and includes pro forma adjustments to give effect to the Acquisition as if it occurred on June 30, 2013. The unaudited pro forma combined statement of operations for the three months ended June 30, 2013 is based on the unaudited statements of operations of Hydro Phi and HPT Group for the three months ended June 30, 2013 and include pro forma adjustments to give effect to the Acquisition as if it occurred on April 1, 2013. The unaudited pro forma combined statement of operations for the year ended March 31, 2013 is based on the unaudited statements of operations of Hydro Phi for the year ended March 31, 2013 and the unaudited statements of operations of HPT Group for the twelve months ended March 31, 2013 and include pro forma adjustments to give effect to the Acquisition as if it occurred on April 1, 2012.

The pro forma adjustments reflecting the Acquisition under the acquisition method of accounting are preliminary and include the use of estimates and assumptions as described in the related notes. The pro forma adjustments are based on information available to management at the time these pro forma combined financial statements were prepared. The Company believes the estimates and assumptions used are reasonable and the significant effects of the transaction are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available. The pro forma statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

These unaudited pro forma combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated, or of results that may occur in the future. The Pro Forma Statements should be read in conjunction with (a) the historical financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in this 8-K, and (b) the historical financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in HPT Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Big Clix, Corp. and Hydro Phi Technologies, Inc.

UNAUDITED PRO-FORMA COMBINED BALANCE SHEET

As of June 30, 2013

(Unaudited)

	Hydro Phi Technologies, Inc.	Hydro Phi Technologies Group, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$60,987	$3,444			$64,431
Prepaid expenses and other current assets	6,569	-			6,569
Total Current Assets	67,556	3,444			71,000

Property and equipment, net	8,384	-			8,384
Intangible assets, net	822,250	-			822,250
Total Assets	$898,190	$3,444			$901,634

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$1,327,045	$1,035	(1,035)	(3)	$1,176,281
			(175,764)	(5)
			25,000	(6)
Accounts payable and accrued liabilities – related parties	1,202,835	-	(290,053)	(5)	912,782
Accrued compensation	2,920,964	-	(1767,649)	(2)	1,153,315
Advance from customer	60,800	-			60,800
Notes payable	3,461,218	16,750	(16,750)	(3)	-
			(3,461,218)	(5)
Note payable – related party	2,867,500	-	(2,867,500)	(5)	-
Convertible notes payable – related party	3,212,068	-	(2,853,817)	(5)	358,251
Total Current Liabilities	15,052,430	17,785			3,661,429

Commitment and contingencies

Stockholders’ Deficit
Preferred stock	69	-	(69)	(5)	-
Common stock	3,200	17,160	(15,630)	(1)	10,267
			5,537	(5)
Additional paid-in capital	2,719,081	3,840	15,630	(1)	21,793,916
			1,002,875	(2)
			17,785	(3)
			(35,341)	(4)
			18,070,046	(5)
Accumulated deficit	(16,876,590)	(35,341)	764,774	(2)	(24,563,978)
			35,341	(4)
			(8,427,162)	(5)
			(25,000)	(6)
Total stockholders’ deficit	(14,154,240)	(14,341)			(2,759,795)

Total liabilities and stockholders’ deficit	$898,190	$3,444			$901,634

(1)

To record cancellation of HPT Group’s shares returned by certain shareholders.

(2)

To record issuance of warrants by Hydro Phi to purchase 13,253,338 shares of Hydro Phi’s common stock (3,313,336 shares of HPT Group’s common stock after the reverse merger) to settle certain accrued compensation. The $764,774 gain on settlement of debt is a nonrecurring credit which results directly from the transaction, will be included in the income (loss) of HPT Group within the 12 months following the Acquisition and is not included in the following pro forma income statements.

(3)

To remove liabilities assumed by the shareholders of HPT Group.

(4)

To eliminate accumulated deficit of HPT Group.

(5)

To record conversion of accounts payable, accrued interest due to related party, notes payable, notes payable due to related party, convertible notes payable due to related party, common stock and preferred stock of Hydro Phi Technologies, Inc. into common stock of HPT Group concurrent with the reverse merger. The $7,764,755 loss on settlement of third party debts will be included in the income (loss) of HPT Group within the 12 months following the Acquisition. However, since the loss is considered as a nonrecurring charge which was resulted directly from the transaction, the loss is not included in the following pro forma income statements as an adjustment.

(6)

To record $25,000 advisory fee paid as consideration for services by Crescendo Communications, LLC, in structuring the merger and other advisory services during the merger process.

Big Clix, Corp. and Hydro Phi Technologies, Inc.

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended June 30, 2013

(Unaudited)

	Hydro Phi Technologies, Inc.	Hydro Phi Technologies Group, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	$-	$-			$-

Operating expenses:
General and administrative	369,601	947	$25,000	(1)	395,548
Research and development	83,425	-			83,425
Depreciation and amortization	17,525	-			17,525
Total operating expense	470,551	947	25,000		496,498

Operating loss	(470,551)	(947)	(25,000)		(496,498)

Other expenses:
Interest expense	200,921	-			200,921
Total other expenses	200,921	-			200,921

Net loss	$(671,472)	$(947)	$(25,000)		$(697,419)

Net loss per common share - basic and diluted					$(0.01)

Weighted average common shares outstanding - basic and diluted					102,665,126

(1) To record $25,000 advisory fee paid as consideration for services by Crescendo Communications, LLC, in structuring the merger and other advisory services during the merger process.

Big Clix, Corp. and Hydro Phi Technologies, Inc.

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended March 31, 2013

(Unaudited)

	Hydro Phi Technologies, Inc.	Hydro Phi Technologies Group, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	$53,700	$-			$53,700

Operating expenses:
General and administrative	1,759,009	15,751	$25,000	(1)	1,799,760
Research and development	468,042	-			468,042
Depreciation and amortization	73,913	-			73,913
(Gain) loss on disposal of property and equipment	17,875	-			17,875
Total operating expense	2,318,839	15,751	25,000		2,359,590

Operating loss	(2,265,139)	(15,751)	(25,000)		(2,305,890)

Other (income) expenses:
Interest expense	718,819	-			718,819
Total other (income) expense	718,819	-			718,819

Net loss	$(2,983,958)	$(15,751)	$(25,000)		$(3,024,709)

Net loss per common share - basic and diluted					$(0.03)

Weighted average common shares outstanding - basic and diluted					102,665,126

(1) To record $25,000 advisory fees accrued as consideration for services by Crescendo Communications, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BIG CLIX, CORP.

Date: November 22, 2013	By:	/S/ Roger M. Slotkin

Roger M. Slotkin,
Chief Executive Officer and Director